Exhibit 99.4

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,	:	Case No. 16-______ (___)
:
	:	Joint Administration Requested
Debtors.[1]	:
x

PROPOSED DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN OF
PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.  THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT TO DATE.

WEIL, GOTSHAL & MANGES LLP
Gary T. Holtzer
Stephen A. Youngman
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and
Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
One Rodney Square
920 North King Street
Wilmington, Delaware  19801
Telephone:  (302) 651-7700
Facsimile: (302) 651-7701

Attorneys for Debtors and
Debtors in Possession

Dated: February 14, 2016 Wilmington, Delaware

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

DISCLOSURE STATEMENT, DATED [APRIL 6], 2016

Solicitation of Votes on the
Plan of Reorganization of

PARAGON OFFSHORE PLC, ET AL.

from the holders of outstanding

REVOLVING CREDIT AGREEMENT CLAIMS
SENIOR NOTES CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [5:00 P.M.], PREVAILING EASTERN TIME ON [MAY 20], 2016, UNLESS EXTENDED BY THE DEBTORS.  THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS [MARCH 30], 2016 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Paragon Offshore plc (“Paragon Parent”) and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.  Holders of approximately 95.62% in outstanding principal amount of the Revolving Credit Agreement Claims (defined herein) entitled to vote on the Plan (the “Consenting Revolver Lenders”) and holders of 76.88% in outstanding principal amount of the Senior Notes Claims (defined herein) (the “Consenting Noteholders”) entitled to vote on the Plan have already agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN.  DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.  THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.  ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

I. INTRODUCTION		1

II. OVERVIEW OF THE DEBTORS’ OPERATIONS		6

A.	The Debtors’ Business	6

B.	The Company’s Drilling Fleet and Drilling Contracts	6

C.	The Debtors’ History and Organizational Structure	8

D.	Directors and Officers	9

E.	Regulation of the Debtors’ Business	10

F.	The Debtors’ Capital Structure	10

G.	Significant Prepetition Contracts and Leases	12

III. KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES		13

A.	Collapse in Oil Prices	13

B.	Contract Terminations and Renegotiations	14

C.	Deleveraging Initiatives	14

IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		15

A.	Commencement of Chapter 11 Cases and First Day Motions	15

B.	Other Procedural Motions and Retention of Professionals	17

C.	Timetable for the Chapter 11 Cases	17

V. MATTERS INVOLVING PARAGON PARENT AND NON-DEBTORS		18

A.	Litigation	18

B.	Tax Disputes	18

VI. SUMMARY OF THE PLAN		19

A.	Administrative Expense and Priority Claims	19

B.	Classification of Claims and Interests	20

C.	Treatment of Claims and Interests	21

D.	Means for Implementation	23

E.	Distributions	26

F.	Procedures for Resolving Claims	30

G.	Executory Contracts and Unexpired Leases	31

H.	Conditions Precedent to the Occurrence of the Effective Date	33

I.	Effect of Confirmation	34

J.	Retention of Jurisdiction	39

K.	Miscellaneous Provisions	40

VII. FINANCIAL INFORMATION AND PROJECTIONS		44

A.	Consolidated Condensed Projected Financial Information	44

B.	Assumptions to the Projections	48

VIII. VALUATION ANALYSIS		49

IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		51

X. CERTAIN TAX CONSEQUENCES OF THE PLAN		53

A.	Certain U.S. Federal Income Tax Consequences of the Plan	53

B.	Certain U.K. Tax Consequences of the Plan	63

XI. CERTAIN RISK FACTORS TO BE CONSIDERED		65

A.	Certain Bankruptcy Law Considerations	65

B.	Additional Factors Affecting the Value of the Reorganized Debtors	66

C.	Risks Relating to the Debtors’ Business and Financial Condition	66

D.	Factors Relating to Securities to Be Issued Under the Plan, Generally	68

E.	Risks Related to an Investment in the Parent Ordinary Shares	69

F.	Additional Factors	70

XII. VOTING PROCEDURES AND REQUIREMENTS		71

A.	Parties Entitled to Vote	71

B.	Voting Deadline	72

C.	Voting Procedures	73

D.	Waivers of Defects, Irregularities, etc.	76

XIII. CONFIRMATION OF THE PLAN		76

A.	Confirmation Hearing	76

B.	Objections To Confirmation	76

C.	Requirements for Confirmation of the Plan	78

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		82

A.	Alternative Plan of Reorganization	83

B.	Sale Under Section 363 of the Bankruptcy Code	83

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	83

XV. CONCLUSION AND RECOMMENDATION		83

ii

I.
INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, dated February 14, 2016 (the “Plan,” attached hereto as Exhibit A).  The debtors under the Plan are Paragon Offshore plc and its affiliates that are issuers of or guarantors under the company’s debt (together with Paragon Parent, the “Debtors”).2  Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan.  To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors are commencing this Solicitation after extensive discussions over the past several months among Paragon Parent, the Debtors, and certain of their key creditor constituencies.  As a result of these negotiations, certain creditors holding approximately 95.62% of the Debtors’ Revolving Credit Agreement Claims and approximately 76.88% of the Debtors’ Senior Notes Claims entered into a plan support agreement (the “Plan Support Agreement”) with the Debtors, a copy of which is attached hereto as Exhibit B.  Under the terms of the Plan Support Agreement, the Consenting Creditors (as defined therein) agreed to a deleveraging transaction that would restructure the existing debt obligations of the Debtors in chapter 11 through the Plan (the “Restructuring”).

There are two primary creditor groups whose acceptances of the Plan are being solicited:

1.	Holders of the Revolving Credit Agreement Claims (Class 3); and

2.	Holders of the Senior Notes Claims (Class 5).

Below is a short summary of the treatment of various creditor groups under the Plan.  Greater detail on such treatment is provided later in this Disclosure Statement.

Class 3, the Revolving Credit Agreement Claims, will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than [Seven Hundred and Ninety-Five Million and Six Hundred Thousand Dollars ($795,600,000)]3 (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet attached to the Plan as Exhibit A.

2 Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

3 Exact number to be confirmed.

The legal, equitable, and contractual rights of Class 4, the holders of Allowed Secured Term Loan Claims, are unaltered by the Plan and such claims will be allowed in an amount of $644,950,651.04.  On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Claims Reinstated, meaning that the Debtors will (i) cure all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of an applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstate the maturity date of the Claim; (iii) compensate the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise alter the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

The Senior Notes Claims will be allowed in the amount of $[1,020,555,681.89].4  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date), each holder in Class 5, the Allowed Senior Notes Claims, will receive, in full satisfaction of and in exchange for its Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.

The rights of holders of General Unsecured Claims (Class 6) will be left unaltered by the Plan, and the Debtors will continue to pay or dispute each General Unsecured Claim in the ordinary course of business.

On the Effective Date, the holders of Parent Interests (Class 8) will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS WHO VOTE IN FAVOR OF THE PLAN, WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN, OR WHO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

The Restructuring will leave the Debtors’ business intact under Paragon Parent and substantially de-lever it, providing for the reduction of $1.1 billion of the Debtors’ existing debt and $60 million of the Debtors’ annual cash interest expense upon the completion of the Restructuring.  This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from their chapter 11 cases (the “Chapter 11 Cases”) as reorganized entities better positioned to withstand a depressed market for offshore contract drilling.

WHO IS ENTITLED TO VOTE:  Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

4 Exact number to be confirmed.

The following table summarizes, assuming an Effective Date of June 30, 2016, (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan below.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
1	Priority Non-Tax Claims
The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

			Unimpaired	No (Deemed to accept)	100%
2	Other Secured Claims
The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

			Unimpaired	No (Deemed to accept)	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
3	Revolving Credit Agreement Claims
The Revolving Credit Agreement Claims will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of  not less than [Seven Hundred and Ninety-Five Million and Six Hundred Thousand Dollars ($795,600,000)][5] (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter  (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet.

			Impaired	Yes	100%
4	Secured Term Loan Claims	The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by the Plan. On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Claims Reinstated.	Unimpaired	No (Deemed to accept)	100%
5	Senior Notes Claims
On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.

			Impaired	Yes	57.1-72.6%[6]

5 Exact number to be confirmed.

6 Range is based on the range of reorganized equity value of the Debtors as described in the Valuation Analysis and assumes holders of the Senior Notes receive the full amounts of the 2016 Deferred Cash Payment and 2017 Deferred Cash Payment.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
6	General Unsecured Claims	The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	Unimpaired	No (Deemed to accept)	100%
7	Intercompany Claims	On or after the Effective Date, all Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a nondebtor affiliate will be Unimpaired under the Plan.	Unimpaired	No (Deemed to accept)	100%
8	Parent Interests	On the Effective Date, the holders of Parent Interests will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan. After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.	Unimpaired	No (Deemed to accept)	100%
9	Intercompany Interests	On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent will be unaffected by the Plan and continue in place following the Effective Date.	Unimpaired	No (Deemed to accept)	100%

WHERE TO FIND ADDITIONAL INFORMATION:  Paragon Parent currently files quarterly and annual reports with, and furnishes other information to, the Securities and Exchange Commission (“SEC”).  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement.  Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•	Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 13, 2015

•	Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 14, 2015

•	Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 13, 2015

•	Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015

•	Forms 8-K filed with the SEC on May 6, 2015, June 4, 2015, August 6, 2015, September 4, 2015, October 30, 2015, November 16, 2015, December 11, 2015, December 22, 2015, and February 12, 2016

II.
OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Business

Paragon Parent, along with its Debtor and non-Debtor subsidiaries (collectively, the “Paragon Group” or the “Company”), is a global provider of offshore drilling rigs.  Paragon's operated fleet includes 34 jackups, including two high-specification, heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles).  Paragon's primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world.  Paragon's principal executive offices are located in Houston, Texas.  Paragon Parent is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England.

For the nine months ended September 30, 2015, the unaudited and consolidated financial statements of the Paragon Group reflected total revenues of approximately $1,192,865,000 and a net loss of $976,380,000.  As of September 30, 2015, the Paragon Group’s unaudited and consolidated balance sheet reflected assets totaling approximately $2,474,627,000 and liabilities totaling approximately $2,962,630,000.  Each of the Debtors is either an issuer or guarantor of the Paragon Group’s debt.

B.	The Company’s Drilling Fleet and Drilling Contracts

The Company’s drilling fleet is comprised of 34 jackup rigs, four drillships, and two semisubmersibles.  Jackup rigs are mobile, self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor.  Each of the Company’s jackups is cantilevered, meaning that the drilling platform may be extended out from the hull to perform drilling or workover operations over pre-existing platforms or structures.  Drillships are self-propelled vessels that maintain their position over a well through the use of a fixed mooring system or a computer-controlled dynamic positioning system.  Semisubmersibles are floating platforms that can be submerged to a predetermined depth so that a portion of the hull is below the water surface during drilling in order to improve stability.  Similar to drillships, semisubmersibles maintain their position over a well through the use of a fixed mooring system or a computer-controlled dynamic positioning system.

The Company operates for leading national, international, and independent oil and gas companies in active hydrocarbon producing markets, principally in Mexico, Brazil, the North Sea, Africa, the Middle East, and India.

1.	Mexico and the U.S. Gulf of Mexico

The Company operates one jackup rig in Mexico.  An additional ten jackup rigs and one drillship are cold-stacked in the U.S. Gulf of Mexico.  The Debtors’ business in Mexico is entirely with Petróleos Mexicanos (“Pemex”), the Mexican state-owned oil company.  Pemex accounted for 10% of the Debtors’ operating revenues as of the nine months ended September 30, 2015, 16% of the Debtors’ operating revenues in 2014, and 19% of the Debtors’ operating revenues in 2013.

2.	Brazil

The Company operates one drillship and one semisubmersible in Brazil.  The Debtors’ business in Brazil is with Petróleo Brasileiro S.A. (“Petrobras”), the Brazilian state-owned oil company.  Petrobras accounted for 22% of the Debtors’ operating revenues as of the nine months ended September 30, 2015, 23% of the Debtors’ operating revenues in 2014, and 17% of the Debtors’ operating revenues in 2013.  The Debtors’ contract drilling backlog as of December 31, 2015 includes $253 million, or 25%, attributable to contracts with Petrobras.  Both rigs are currently expected to finish their contracts in Brazil in 2016.

3.	The North Sea

The Company operates nine jackups and one semisubmersible in the North Sea.  The units typically operate in the British and Dutch sectors of the North Sea for independent oil and gas companies.  Two of the nine jackups are high-specification rigs currently operating in the United Kingdom region of the North Sea that were acquired through Paragon Parent’s acquisition in late 2014 and early 2015 of Prospector Offshore Drilling S.A. (“Prospector”).  Additionally, Paragon Parent acquired certain subsidiaries of Prospector that have contracted to build three new high specification rigs.  The acquisition of the Prospector assets, which are owned by non-Debtor subsidiaries and are not subject to these proceedings, is described further in Section II.C herein.  The remainder of the North Sea assets are standard specification rigs.  The Company currently has one jackup in the North Sea that is off-hire.

4.	Africa

The Company operates three jackups in West Africa and an additional jackup in East Africa, where the Company’s customers are predominantly smaller, indigenous exploration and production companies.  Currently, two of the Company’s jackups in West Africa are cold-stacked.  Additionally, the Company has one dynamically positioned drillship in Cape Town, South Africa, where it is expected to be cold-stacked.

5.	The Middle East

The Company operates six jackups in the Middle East, working primarily for national oil companies in the United Arab Emirates (“UAE”).  One of the Company’s jackups in the Middle East is currently cold-stacked and one is warm-stacked.  Additionally, the Company is moving an off-contract moored drillship from India to the UAE, where it will be cold-stacked.

6.	India

The Company operates three jackups via modified bareboat charters in India.  Through this structure, the Company charters these jackups to a local operating company, which then contracts these jackups to the Oil and Natural Gas Corporation, the Indian state-owned oil company.

7.	Southeast Asia

The Company has one jackup cold-stacked in Malaysia.

C.	The Debtors’ History and Organizational Structure

1.	Spin-Off from Noble Corporation

The Company was founded through a spin-off from Noble Corporation plc (“Noble”), an offshore drilling company incorporated as a public limited company under the laws of England and Wales with a principal place of business in Houston, Texas.  Paragon Parent was incorporated on December 13, 2013 as “Noble Spinco Limited” and, on February 7, 2014, changed its name to “Paragon Offshore Limited.”  On July 17, 2014, Paragon Parent was re-registered as “Paragon Offshore plc,” a public limited company under the laws of England and Wales with a principal place of business in Houston, Texas.

On August 1, 2014, Noble completed the spin-off of the Company by (i) transferring to Paragon Parent the assets and liabilities constituting most of Noble’s standard specification drilling business (the “Separation”) and (ii) making a pro rata distribution to its shareholders of all of Paragon Parent’s issued and outstanding ordinary shares (the “Distribution” and, together with the Separation, the “Spin-Off”).  The rigs comprising Noble’s standard specification business consisted of 34 jackups, five drillships, three semisubmersibles, a floating production, storage, and offloading vessel, and related assets and businesses.  In exchange, Paragon Parent granted Noble an intercompany note in the amount of approximately $1.73 billion and incurred various liabilities accruing before and after completion of the Spin-Off.  Additionally, Paragon Parent borrowed $650,000,000 under the Secured Term Loan Agreement and issued $1,080,000,000 under the Senior Notes Indenture.  Paragon Parent used these borrowings to satisfy the intercompany note.  The rigs transferred to the Company through the Spin-Off had an average age of 35 years.  Paragon Parent did not have any material assets or liabilities prior to the Spin-Off.

In the fourth quarter of 2014, months after the Spin-Off, the Debtors concluded that a triggering event had occurred that required them to perform an impairment analysis of their fleet.  As a result of this analysis, Paragon Parent determined that three of its rigs were impaired.  Paragon Parent also decided to scrap four other vessels at this time.  Each of these rigs was acquired from Noble in connection with the Spin-Off.  Paragon Parent’s estimate of fair value of these drilling rigs resulted in the recognition of an impairment loss of $1.1 billion for the year ended December 31, 2014.

2.	Prospector Acquisition

On November 17, 2014, Paragon Parent acquired 89.3 million, or 94.4%, of the outstanding shares of Prospector, an offshore drilling company organized in Luxembourg and traded on the Oslo Axess, from certain shareholders and in open market purchases for approximately $190 million in cash.  In December 2014, Paragon Parent purchased an additional 4.1 million shares of Prospector for approximately $10 million in cash, increasing its ownership to approximately 93.4 million shares, or 98.7%.  On January 22, 2015, Paragon Parent settled a mandatory tender offer for additional outstanding shares, increasing its ownership to approximately 99.6% of the outstanding shares of Prospector.  Finally, on February 23, 2015, Paragon Parent acquired all remaining issued and outstanding shares in Prospector.  In the aggregate, Paragon Parent spent approximately $202 million to acquire 100% of Prospector and funded the purchase of these shares using proceeds from the Revolving Credit Facility and cash on hand.  During the first quarter of 2015, Paragon Parent repurchased $100 million par value of Prospector’s 2019 Second Lien Callable Bonds at a price of 101% of par, plus accrued interest, pursuant to change of control provisions under the bonds.  Paragon Parent also repaid the principal balance outstanding under Prospector’s 2018 Senior Secured Credit Facility, which totaled approximately $261 million (including accrued interest).  Paragon Parent made these payments through the use of cash on hand and borrowings under the Revolving Credit Facility.

The Prospector acquisition expanded and enhanced Paragon’s global fleet by adding two high specification jackups contracted to Total E&P U.K. Limited and Elf Exploration U.K. Limited for use in the United Kingdom region of the North Sea.  Moreover, Paragon acquired subsidiaries of Prospector that contracted for the construction of three newbuild high specification jackup rigs in China by Shanghai Waigaoqiao Ship Co. Ltd. (“SWS”).  The three rigs are currently scheduled for delivery in the first and fourth quarters of 2016 and the first quarter of 2017, respectively.  The Company, however, remains in negotiations with SWS regarding potential delivery extensions and does not expect to accept delivery of any rig without both a suitable contract and a financing arrangement.  Each newbuild is being built pursuant to a contract between one of Prospector’s subsidiaries and SWS, without a Paragon Parent or Prospector parent company guarantee or other direct recourse to any other subsidiary of Paragon Parent other than the applicable Prospector subsidiary.

On July 24, 2015, the Company executed a combined $300 million transaction with subsidiaries of SinoEnergy (collectively, the “Lessors”) relating to the two high specification jackup units acquired in the Prospector acquisition.  The Company sold these rigs to the Lessors and immediately leased them from Lessors for a period of five years with a repurchase obligation at the end of the lease term pursuant to a lease agreement for each unit (the “Lease Agreements”).  The Lease Agreements provide for an event of default if Paragon Parent files a case under chapter 11 of the Bankruptcy Code.  Due to the filing of its Chapter 11 Cases, Paragon Parent negotiated a forbearance under the Lease Agreements through March 15, 2016.  If the forbearance expires, or the Company is not able to obtain a permanent waiver of the event of default, the Prospector entities will explore further alternatives.  The Company continues to discuss this matter with the Lessors.

3.	Corporate Structure

The Debtors have incorporated entities in a number of jurisdictions, including the Bahamas, Bermuda, Brazil, Cayman Islands, Cyprus, Delaware, Hungary, India, Luxembourg, Malaysia, Mexico, the Netherlands, Nigeria, Norway, Scotland, Singapore, Switzerland, and Venezuela.  All of the Debtors are direct or indirect subsidiaries of Paragon Parent, and, together, constitute the issuers and guarantors of all of the Paragon Group’s debt.  Paragon’s corporate structure chart, attached hereto as Exhibit C, along with the Prospector corporate structure chart, attached hereto as Exhibit D, provide an illustrative representation of the corporate structure of the Paragon Group and Prospector.

D.	Directors and Officers

Paragon Parent’s current board of directors is composed of J. Robinson West, Chairman, Anthony R. Chase, Thomas L. Kelly II, John P. Reddy, Dean E. Taylor, William L. Transier, David W. Wehlmann, and Randall D. Stilley.

Paragon Parent’s current senior management team is composed of Randall D. Stilley, President and Chief Executive Officer, Steven A. Manz, Senior Vice President and Chief Financial Officer, William C. “Charlie” Yester, Senior Vice President—Operations, Lee M. Ahlstrom, Senior Vice President—Investor Relations, Strategy and Planning, Andrew W. Tietz, Senior Vice President—Marketing and Contracts, Anirudha “Sunil” Pangarkar, Senior Vice President—Special Projects, Supply Chain and Maintenance, Todd D. Strickler, Vice President, General Counsel and Corporate Secretary, Ale Veltmann, Vice President—Chief Accounting Officer, and Julie A. Ferro, Vice President—Human Resources.

The composition of the board of directors of each Reorganized Debtor will be disclosed prior to the entry of the order confirming the Plan in accordance with 11 U.S.C. § 1129(a)(5).

E.	Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States and foreign jurisdictions and are subject to governmental laws, regulations, and treaties in the countries in which they operate.  The laws, regulations, and treaties that impact the Debtors’ operations include those relating to the operation of drilling units, environmental protection, health and safety, various restrictions on oil and natural gas exploration and development, taxation of the Debtors’ earnings and the earnings of Debtors’ expatriate personnel, immigration restrictions for expatriate personnel, minimum requirements for the use of local employees and suppliers, duties and restrictions on the importation and exportation of drilling units and other equipment, local currency requirements, and restrictions on repatriated cash.

F.	The Debtors’ Capital Structure

1.	Equity Ownership

Paragon Parent is a public company and files annual reports with, and furnishes other information to, the SEC.  Before December 18, 2015, the ordinary shares of Paragon Parent were traded on the New York Stock Exchange (the “NYSE”) under the symbol “PGN.”  On August 6, 2015, Paragon Parent received a letter from the NYSE stating that Paragon Parent was not in compliance with the NYSE’s continued listing standards.  Specifically, the letter noted that for 30 consecutive trading days, the average closing price for Paragon Ordinary Shares was below the minimum $1.00 per share requirement for continued listing on the NYSE.  On December 17, 2015, Paragon Parent received a letter (the “Suspension Notice”) from the NYSE notifying the Company that the NYSE had suspended trading in Paragon Parent’s shares effective immediately.  The NYSE determined that Paragon Parent’s ordinary shares were no longer suitable for listing based on “abnormally low” price levels.  Paragon Parent’s ordinary shares have been trading on the over the counter markets under the trading symbol “PGNPF” since December 18, 2015.

2.	Prepetition Indebtedness

The Debtors’ significant prepetition indebtedness includes secured financing obligations in the amount of approximately [$1,440,650,651] and unsecured financing obligations in the amount of approximately $983,582,000.  The Debtors’ secured and unsecured financing obligations are described in greater detail below.  Such description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.  As noted above, substantially all of the Paragon Group’s debt is issued or guaranteed by the Debtors.

(a)	Revolving Credit Facility

Paragon Parent and Paragon International Finance Company are borrowers under that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon Parent and Paragon International Finance Company, as borrowers, the lenders and issuing banks party thereto from time to time, JP Morgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Facility Agent”), J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners, and certain other parties thereto, (as amended, restated, modified, or supplemented from time to time, the “Revolving Credit Agreement”).  The Revolving Credit Agreement provides for revolving credit commitments, including letter of credit commitments and swingline commitments, in an aggregate principal amount of $800 million (the “Revolving Credit Facility,” and the amounts outstanding thereunder, the “Loans”).  The Revolving Credit Agreement is secured by a first priority lien on, inter alia, the Collateral Rigs (as defined in the Revolving Credit Agreement), capital stock of (i) the owners of the Collateral Rigs, (ii) Paragon International Finance Company, and (iii) Paragon Offshore Finance Company, and certain other property pledged under the Collateral Documents (as defined in the Revolving Credit Agreement).  The Revolving Credit Agreement matures in July 2019.

On September 3, 2015, Paragon Parent borrowed approximately $332 million under the Revolving Credit Agreement, which represented substantially all of the remaining undrawn amount that was available to Paragon Parent under the Revolving Credit Facility at that time.  On December 23, 2015, Paragon Parent borrowed an additional $11.5 million under the Revolving Credit Facility.  As of the date hereof, the aggregate principal amount outstanding under the Revolving Credit Agreement is $708.5 million in unpaid principal, plus interest, fees, and other expenses, in addition to approximately $[87.2] million of letters of credit.  The Loans bear interest, at Paragon Parent’s option, at either (i) an adjusted LIBOR plus an applicable margin ranging between 1.50% to 2.50%, depending on the Leverage Ratio (as defined in the Revolving Credit Agreement), or (ii) a base rate plus an applicable margin ranging between 0.50% to 1.50%, depending on the Leverage Ratio (as defined in the Revolving Credit Agreement).

(b)	Secured Term Loan

Paragon Offshore Finance Company is the borrower under that certain Senior Secured Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto, and [Cortland Capital Market Services LLC], as successor administrative agent (as amended, restated, modified, or supplemented from time to time, the “Secured Term Loan Agreement”).  The Secured Term Loan Agreement provided for a term loan in an aggregate principal amount of $650 million (the “Secured Term Loan”).  The Secured Term Loan is secured by a first priority lien on, inter alia, the Collateral Rigs (as defined in the Secured Term Loan Agreement), capital stock of (i) the owners of the Collateral Rigs, (ii) Paragon International Finance Company, and (iii) Paragon Offshore Finance Company, and certain other property pledged under the Collateral Documents (as defined in the Secured Term Loan Agreement).  The Secured Term Loan matures in July 2021.

As of the date hereof, the aggregate principal amount outstanding under the Secured Term Loan Agreement is approximately $641,875,000 in unpaid principal, plus interest, fees, and other expenses.  The Secured Term Loan bears interest at LIBOR plus 2.75%, subject to a minimum LIBOR rate of 1% or a base rate plus 1.75%, at Paragon Offshore Finance Company’s option.

(c)	6.75% and 7.25% Senior Notes

Paragon Parent is party to that certain Senior Notes Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee (the “Notes Trustee”) and the other parties thereto (as amended, restated, modified, or supplemented from time to time, the “Senior Notes Indenture”), pursuant to which the Company issued 6.75% Senior Notes due 2022 in the aggregate principal amount of $500,000,000 (the “6.75% Senior Notes”) and 7.25% Senior Notes due 2024 in the aggregate principal amount of $580,000,000 (the “7.25% Senior Notes” and, together with the 6.75% Notes, the “Notes”).  As of the date hereof, the aggregate amount outstanding under the 6.75% Senior Notes is $456,572,000 in unpaid principal, plus interest, fees, and other expenses, and the aggregate amount outstanding under the 7.25% Senior Notes is $527,010,000 plus interest, fees, and other expenses.

(d)	Guaranty and Collateral Agreement

The obligations of Paragon Parent, Paragon International Finance Company, Paragon Offshore Finance Company, and the Debtor-guarantors, as applicable, under the Revolving Credit Agreement and the Secured Term Loan Agreement are secured pursuant to that certain Guaranty and Collateral Agreement, dated as of July 18, 2014 (as amended, restated, modified, or supplemented from time to time, the “Guaranty and Collateral Agreement”).  Pursuant to the Guaranty and Collateral Agreement, each of the Debtors granted a first-priority lien on substantially all of its property other than “Excluded Assets,” which include, among other things, any deposit accounts and securities accounts, any Capital Stock in Unrestricted Subsidiaries (as defined in the Revolving Credit Agreement and Secured Term Loan Agreement), and owned or leased real property.  The collateral includes the Collateral Rigs (as defined in the Revolving Credit Agreement and Secured Term Loan Agreement), capital stock of (i) the owners of the Collateral Rigs, (ii) Paragon International Finance Company, and (iii) Paragon Offshore Finance Company and certain other property pledged under the Collateral Documents (as defined in the Revolving Credit Agreement and Secured Term Loan Agreement).  In addition, certain guarantors under the Guaranty and Collateral Agreement executed mortgages for each of the Collateral Rigs.

G.	Significant Prepetition Contracts and Leases

As more fully described in this Disclosure Statement, the Paragon Group’s most significant contracts are its revenue contracts with its customers, which include leading national, international, and independent oil and gas companies.  The Company contracts its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world.  These contracts may vary in duration, as the Company contracts its services for a specific period of time or a period necessary to drill a defined number wells.  The Company also has contracts with numerous vendors, some of which are key to its business, relating to the provision of equipment, personnel, or services necessary to support its business.  During its Chapter 11 Cases, the Company plans to operate in the ordinary course and to continue its relationships with its contract counterparties and vendors without interruption.

In connection with the Spin-Off, Noble, Paragon Parent, and certain of their respective subsidiaries entered into the following agreements (collectively, the “Separation Agreements”) 7:

•	that certain Master Separation Agreement (the “Master Separation Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which details the actions necessary to effectuate the Spin-Off;

•	that certain Tax Sharing Agreement (the “Tax Sharing Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which generally requires Paragon Parent to indemnify Noble for all taxes attributable to the standard specification drilling business, and in turn requires Noble to indemnify Paragon Parent against all taxes attributable to the high specification drilling business;

•	that certain Employee Matters Agreement (the “Employee Matters Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, under which Paragon Parent assumed certain Noble employment plans and created certain new plans to provide employee benefits;

7 Descriptions of the Agreements provided herein are for the convenience of the Court and parties in interest.  To the extent there are any ambiguities or inconsistencies between the summaries and the corresponding document, the terms of the latter shall govern in all respects.

•	that certain Transition Services Agreement (“Transition Services Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which provides terms and schedules detailing the services Noble and Paragon Parent were obligated to perform during the transitional period lasting from the date of the Spin-Off through December 31, 2015; and

•	that certain Transition Services Agreement (Brazil) (the “Transition Services Agreement (Brazil)”), dated as of July 31, 2014, entered into among Paragon Offshore do Brasil Limitada, Paragon Parent, Noble, Noble Dave Beard Limited, and Noble Drilling (Nederland) II B.V., which details additional services Paragon Parent is obligated to provide to certain Noble rigs with operations located offshore Brazil.

Each of the Agreements is governed by New York law.

In addition to their contracts in the ordinary course of business and the Separation Agreements, the Debtors have an office lease in Houston, Texas, where their corporate headquarters are located.  The Debtors also own and lease administrative offices, marketing offices, and sites used primarily for storage, maintenance, and repairs for drilling rigs and equipment in various locations worldwide.

III.
KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES

A.	Collapse in Oil Prices

Demand for drilling services depends on, among other things, commodity prices, actual or potential changes in these prices, and the level of activity in offshore oil and gas exploration and development and production markets (which may be significantly affected by the prices of these commodities).  As a result, the offshore contract drilling industry is a cyclical business, with periods of high demand, short rig supply, and high dayrates when the price of oil is high, followed by periods of lower demand, excess rig supply, and low dayrates when the price of oil is low.  Additionally, the offshore drilling business is highly competitive.  Contracts are traditionally awarded on a competitive bid basis and, in times of low oil prices, offshore drilling companies may be forced to idle, stack, or scrap rigs, adversely affecting their revenues and profitability.

In the summer of 2014, Brent crude oil prices – a key factor in determining customer activity levels – began to decline, dropping from roughly $115 per barrel in June 2014 to approximately $60 per barrel by December of the same year.  As a result of this swift and substantial decline in oil prices, many of the Debtors’ customers (which include national, international, and independent oil and gas companies) reduced their exploration and development capital expenditures by as much as 20 to 25% in 2015.  Oil prices continued to decline in 2015, closing at $37.28 per barrel on December 31, 2015 – an additional 35% decrease over the course of a volatile year.  This reduced demand has led to an oversupply of rigs competing for limited tendering activity.  The oversupply of rigs has been compounded by a significant expansion of supply of (mostly non-contracted) newbuild rigs in recent years.  As of February 4, 2016, Brent crude oil prices have declined by an additional approximately 8%.  Several exploration and production companies have made announcements that they plan to reduce capital spending by 20% or more in 2016 as a result of expectations of continued low commodity prices.  The Debtors expect that further reductions in activity will follow in 2016, as capital spending has historically been an indicator of drilling activity.

Because of the amount of debt the Debtors incurred in the connection with the Spin-Off and the nature of the assets acquired, the Debtors were not equipped to absorb the ongoing and precipitous decline in oil and gas prices and the corresponding decline in demand for their services.  Although the Debtors do not face any maturities on their secured debt until 2019, the severity and duration of the market downturn has increased the risk that existing customer contracts, some of which are due to expire in the near term, will not be renewed or will be renewed at materially reduced prices.  The Debtors are also suffering the effects of termination of longer-term contracts, such as the Pemex Contracts and Petrobras Contracts (as described below).

B.	Contract Terminations and Renegotiations

Throughout 2015, a number of drilling contractors reported contract cancellations by their customers.  The terms of certain of the Paragon Group’s drilling contracts permit early termination of the contract by the customer, without cause, generally exercisable upon advance notice to the Company and, in some cases, without requiring an early termination payment.  In May 2015, one of Paragon Parent’s subsidiaries received written notices of termination from Pemex with respect to drilling contracts on three of the Company’s jackups (the “Pemex Contracts”).  Under these contracts, Pemex had the right to terminate upon 30 days’ notice without making an early termination payment.  The three rigs are currently stacked.  Additionally, Pemex offered Paragon Parent the option of accepting significantly lower dayrates or facing early termination with respect to rigs that remained under contract to Pemex.  By the end of 2015, Pemex went from being one of Paragon Parent’s largest customers to employing only a single working rig.

In addition to Pemex, another large customer, Petrobras, notified the Company that it was disputing contract language regarding the lengths of contracts for Paragon’s two dynamically positioned drillships operating in Brazil (the “Petrobras Contracts”).  This dispute resulted in the early termination of the drilling contract for one drillship in September 2015, significantly earlier than the original contract expiration date of March 2017.  Based on communications from Petrobras, the Company expects that the other drillship will likely be terminated later this year.  The contracts at issue constitute $142 million of the Debtors’ contract drilling services backlog.  Paragon Parent continues to discuss the matter with Petrobras and plans to vigorously pursue all legal remedies available under these contracts.

Furthermore, as exploration and production companies seek to reduce expenses, they have approached the Company and other drilling companies to seek reductions in current contract dayrates.  Referred to as “blend and extend” discussions, these conversations are sometimes mutually beneficial – for example, if a drilling contractor agrees to lower its contract dayrate in exchange for an exploration and production company’s agreement to add time to the contract term.  In some cases, such as those the Company faced in Mexico, drilling contractors may have no choice but to lower their dayrates or face termination.  The Company has been (and may continue to be) engaged in similar discussions, which could have negative near-term impacts on revenues despite potentially providing longer-term benefits.

C.	Deleveraging Initiatives

Due to the continuing decline in Brent crude oil prices and corresponding decline in demand for offshore drilling services, Paragon Parent does not expect to remain in compliance with the leverage ratio covenant under the Revolving Credit Facility.  Accordingly, under the direction of an independent committee of Paragon Parent’s Board of Directors, the Debtors have retained restructuring advisors to explore long-term solutions to improve Paragon Parent’s overall balance sheet strength and to engage the company’s lenders and noteholders with the intent of maximizing value for the company’s shareholders and other stakeholders.  On February 12, 2016, the Debtors entered into the Plan Support Agreement with the Consenting Revolver Lenders and the Consenting Noteholders regarding the terms of the Restructuring.

Under the Plan Support Agreement, each of the Consenting Revolver Lenders and Consenting Noteholders agreed to, among other things:  (i) vote any claim it holds against the Debtors to accept the Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, or (c) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of, or vote for, any restructuring, sale of assets, merger, workout or plan of reorganization for any of the Debtors other than the Plan; (ii) forbear from exercising any rights or remedies under the Senior Notes Indenture with respect to its notes resulting from certain actual or potential defaults or events of default specified therein; and (iii) subject to certain exceptions, conditions any transfer of its claims against the Debtors to the transferee thereof being an existing Consenting Creditor or becoming party to the Plan Support Agreement.  Notwithstanding anything in the Plan Support Agreement to the contrary, the Consenting Revolver Lenders preserved all rights to object to any plan of reorganization that seeks to cram down their claims arising under the Revolving Credit Agreement, and any ballot previously submitted in favor of such a plan of reorganization by the Consenting Revolver Lenders will be automatically withdrawn and deemed null and void and each Consenting Revolver Lender may terminate the Plan Support Agreement as to itself if a cram down of its claims arising under the Secured Revolving Credit Agreement is pursued by the Company.

The Plan Support Agreement also provides for various termination events.  Depending on the termination event, the Consenting Revolver Lenders holding at least a majority of the outstanding Loans held by such holders (the “Requisite Revolver Lenders”), the Consenting Noteholders holding at least a majority of the outstanding principal amount of the Notes held by such holders (the “Requisite Noteholders,” and, together with the Requisite Revolver Lenders, the “Required Plan Support Parties”), and the Debtors each have the ability to terminate the Plan Support Agreement.  Additionally, the Plan Support Agreement terminates automatically without any further required action or notice on the Effective Date.  Finally, the Plan Support Agreement and the obligations of all parties thereto may be terminated by mutual agreement among the Debtors and the Required Plan Support Parties.

IV.
ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

Under the Plan Support Agreement, the Debtors agreed to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or before February 14, 2016 (the “Petition Date”) and file the Plan and this Disclosure Statement on the Petition Date.  The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits, and become subject to the limitations, of the Bankruptcy Code.

A.	Commencement of Chapter 11 Cases and First Day Motions

The Debtors intend to continue to operate their business in the ordinary course during the pendency of the Chapter 11 Cases as they had prior to the Petition Date.  To facilitate the prompt and efficient implementation of the Plan through the Chapter 11 Cases, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly.  The Debtors also plan to file various motions seeking relief from the Bankruptcy Court which, if granted, will ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations.  The following is a brief overview of the relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

1.	Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the Paragon Group.  On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements with non-Debtors to avoid a disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

2.	Use of Cash Collateral

To address their working capital needs and fund their reorganization efforts, the Debtors require the use of cash subject to liens (the “Cash Collateral”) granted in favor of the holders of the Revolving Credit Agreement Claims and the Secured Term Loan Claims pursuant to the Guaranty and Collateral Agreement.  On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to use the Cash Collateral in the ordinary course of business subject to certain restrictions.  In exchange for the continued use of the Cash Collateral, the Debtors intend to provide the holders of the Revolving Credit Agreement Claims and the Secured Term Loan Claims with, among other things, first priority replacement liens on the Debtors’ unencumbered property and junior replacement liens on certain of the Debtors’ encumbered property as adequate protection for any diminution in value of their respective interests in the collateral securing the Loans under Revolving Credit Agreement and the Secured Term Loan.  In addition, the Debtors’ adequate protection obligations shall constitute superpriority claims under section 507(b) of the Bankruptcy Code.

3.	Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and regulatory obligations in full.  To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments that arose prepetition, including any such amounts that become due and owing postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.

4.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, satellite, and telecommunications.  Accordingly, on the Petition Date, the Debtors intend to seek (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

5.	Insurance

As is common in the contract offshore drilling industry, the Debtors maintain a complex and comprehensive insurance program (the “Paragon Insurance Program”) designed to protect their property, assets, key personnel, and business operations.  The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and revenue contracts.  The Debtors believe that the satisfaction of their obligations relating to the Paragon Insurance Program, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage.  Accordingly, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations under the Paragon Insurance Program in the ordinary course.

6.	Employee Wages and Benefits

The Debtors’ business, including the operation of the Debtors’ drilling assets, is labor intensive and relies upon thousands of employees, crew members, and contractors worldwide.  Additionally, many of the Debtors’ employees are employed by non-Debtor affiliates who are dependent on funding from the Debtors to compensate these employees.  To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, reimbursable employee expenses, and accrued and unpaid employee benefits and (ii) the continuation of the Debtors’ benefit programs and policies.

7.	Trade Payables

In the ordinary course of business, the Paragon Group incurs various fixed, liquidated, and undisputed payment obligations (the “Trade Payables”) to various third-party providers of goods and services that facilitate the Debtors’ business operations (the “Trade Creditors”).  As of the Petition Date, the Debtors estimate that the aggregate amount of Trade Payables outstanding is approximately $41.4 million.  On the Petition Date, the Debtors intend to seek interim and final authority from the Bankruptcy Court to pay, in the ordinary course of business, allowed prepetition claims (the “Trade Claims”) of the Trade Creditors, many of which are located in jurisdictions outside the United States (collectively, the “Foreign Creditors”).  The Debtors believe that satisfaction of the Trade Creditors’ and Foreign Creditors’ claims is necessary.  Certain of these creditors may be entitled to assert liens against certain of the Debtors’ assets under various state, federal, international, or maritime laws.  Additionally, nonpayment of these creditors may lead to a discontinuance of services that may create health, safety, or environmental risks or affect the Debtors’ abilities to perform under customer contracts.

B.	Other Procedural Motions and Retention of Professionals

The Debtors intend to file several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Timetable for the Chapter 11 Cases

In accordance with the Plan Support Agreement, the Debtors are obligated to proceed with the implementation of the Plan through the Chapter 11 Cases.  Among the milestones contained in the Plan Support Agreement are the requirement that the Bankruptcy Court enter the order approving the Disclosure Statement and the solicitation procedures within 75 days after the Petition Date, enter an order confirming the Plan within 185 days after the Petition Date, and that the Plan must be consummated no later than 230 days after the Petition Date.  Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Plan Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief.  Achieving the various milestones under the Plan Support Agreement is crucial to reorganizing the Debtors successfully.

V.
MATTERS INVOLVING PARAGON PARENT AND NON-DEBTORS

A.	Litigation

1.	Pending Litigation

The Company is involved in a number of lawsuits and matters which have arisen in the ordinary course of business.  The Company does not expect any liability it may have in these matters to have a material adverse effect on its consolidated financial statements.  The Company, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from its current estimates.

B.	Tax Disputes

In connection with the Spin-Off, Paragon Parent and Noble entered into the Tax Sharing Agreement, under which Paragon Parent is generally responsible for all taxes attributable to its business, whether accruing before, on, or after the date of the Spin-Off.  Noble is generally responsible for any taxes arising from the Spin-Off (and certain related transactions) that are imposed on Paragon Parent, Noble, or any of Noble’s subsidiaries, with the exception that Paragon Parent is responsible for any such taxes resulting from certain actions or failures to act by Paragon Parent after the effective date of the Tax Sharing Agreement.

As of December 31, 2015, tax audit claims in Mexico relating to the tax years 2005 through 2008 totaled approximately $200 million, with audit claims for 2009 and 2010 yet to be received.  Paragon Parent has either contested or intends to contest each of these assessments, and cannot predict or provide assurance as to the ultimate outcome of such assessments and legal actions.  The Debtors have no surety bonds or letters of credit associated with tax audit claims outstanding as of September 30, 2015.

In addition to the tax audit claims, in January 2015, a subsidiary of Noble received an unfavorable ruling from the Mexican Supreme Court on a tax depreciation position claimed in periods prior to the Spin-Off.  Although the ruling does not constitute mandatory jurisprudence in Mexico, and the amount of the final liability is generally only a fraction of that initially assessed, the ruling creates potential indemnification exposure for Paragon Parent under the Tax Sharing Agreement.  Noble is the primary obligor to the Mexican tax authorities.

Prior to the Petition Date, Paragon Parent negotiated a settlement agreement by which it will release Noble with respect to certain claims, described further in Section VI.D.7, in exchange for Noble’s agreement to provide direct bonding necessary for Paragon Parent to challenge the Mexican tax assessments.  The terms of such agreement are set forth in the Noble Term Sheet, attached to the Plan as Exhibit B.  Pursuant to the Plan Support Agreement, Paragon Parent has agreed to enter into a definitive settlement agreement with Noble that will be consistent with the Noble Term Sheet.

The Noble Term Sheet contemplates that Paragon Parent will fully and unconditionally release Noble and its affiliates and subsidiaries and their respective officers and directors (collectively, the “Noble Entities”) from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever arising under, relating to or in connection with the Spin-Off, whether known or unknown, foreseen or unforeseen, arising on or before the Effective Date; provided, however that the Noble Entities will not be released from their respective obligations under the Separation Agreements.  In exchange, Noble will provide direct bonding, in the form of cash, a letter of credit, or any other assurance that satisfies any bonding or surety provider selected by the Noble Entities to issue the bond, to satisfy certain bonding requirements necessary to challenge assessments of applicable income and value-added taxes imposed by Mexican tax authorities relating to the Paragon Group’s business for tax years 2005 through and including 2010.  The bonding will also cover any customs taxes for any period or portion thereof prior to the Spin-Off.  Upon final resolution of any assessment for this tax liability (or any portion thereof), Noble will pay 100% of the ultimate resolved amount of such tax for Noble Entities, and 50% of the ultimate resolved amount of such tax for the Paragon Group (except for customs taxes, for which Noble and Paragon Parent will each will pay 50% of the ultimate resolved amount).

VI.
SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense and Priority Claims

1.	Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim will receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.	Treatment of Fee Claims

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code will (a) file, on or before the date that is sixty (60) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.  For the avoidance of doubt, this treatment will not be applicable to any Restructuring Expenses, which will be paid in full in Cash in accordance with the terms of the applicable engagement letters or other applicable contractual arrangements.

3.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim will receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities, including the Plan.

B.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan.  Such groupings will not unfairly prejudice or harm any creditor because they will not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors will continue to exist as separate legal Entities.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under the Plan; (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Agreement Claims	Impaired	Yes
Class 4	Secured Term Loan Claims	Unimpaired	No (Deemed to accept)
Class 5	Senior Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Parent Interests	Unimpaired	No (Deemed to accept)
Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

4.	Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, will be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

5.	Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes will be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

6.	Voting; Presumptions; Solicitation.

(a)            Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims in Classes 3 and 5 are entitled to vote to accept or reject the Plan.  An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.  Holders of Claims in Classes 3 and 5 will receive ballots containing detailed voting instructions.

(b)            Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, 4, 6, 7, 8, and 9 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

7.	Cramdown.

If any Class of Claims entitled to vote on the Plan does not vote to accept the Plan, the Debtors may (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code.

8.	No Waiver.

Nothing contained in the Plan will be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

C.	Treatment of Claims and Interests

1.	Class 1: Priority Non-Tax Claims.

The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

2.	Class 2: Other Secured Claims.

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

3.	Class 3: Revolving Credit Agreement Claims

The Revolving Credit Agreement Claims will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million and Six Hundred Thousand Dollars ($795,600,000)8 (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet.

4.	Class 4: Secured Term Loan Claims

The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by the Plan.  The Secured Term Loan Claims will be Allowed in an amount of $644,950,651.04.  On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Claims Reinstated.

5.	Class 5: Senior Notes Claims

The Senior Notes Claims will be allowed in an amount of $[1,020,555,681.89].9  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.  The Debtors reserve the right to issue shares pursuant to management incentive (or other) programs that currently exist or may be adopted after the Effective Date, which may dilute the Parent Ordinary Shares.

8 Exact number to be confirmed.

9 Exact number to be confirmed.

6.	Class 6: General Unsecured Claims

The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan.  Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

7.	Class 7: Intercompany Claims

On or after the Effective Date, all Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.  All Intercompany Claims between any Debtor and a nondebtor affiliate will be Unimpaired under the Plan.

8.	Class 8: Parent Interests

On the Effective Date, the holders of Parent Interests will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

9.	Class 9: Intercompany Interests

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent will be unaffected by the Plan and continue in place following the Effective Date.

D.	Means for Implementation

1.	Continued Corporate Existence

(a)          Except as otherwise provided in the Plan, the Debtors will continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)          On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions (as defined herein); and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

2.	Amended and Restated Credit Agreement and Parent Ordinary Shares.

On the Effective Date, the Reorganized Debtors will be authorized to issue or cause to be issued all plan-related securities and documents, including without limitation the Amended and Restated Credit Agreement and the Parent Ordinary Shares, for distribution in accordance with the terms of this Plan and any corporate resolutions.

On the Effective Date, (a) upon the granting of liens in accordance with the Amended and Restated Credit Agreement, the lenders thereunder will have valid, binding and enforceable liens on the collateral specified in the Amended and Restated Credit Agreement and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Amended and Restated Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted to secure the obligations arising under the Amended and Restated Credit Agreement will be granted in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer, will not otherwise be subject to avoidance, and the priorities of such liens and security interests will be as set forth in the Amended and Restated Credit Agreement and related guarantee and collateral documentation.

3.	Cancellation of Certain Existing Agreements

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes, and the Senior Notes Indenture will be deemed cancelled on the Effective Date.

4.	Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim will deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.	Officers and Boards of Directors

(a)           The composition of each board of directors of a Reorganized Debtor, including the New Board, will be disclosed prior to the entry of the order confirming the Plan in accordance with 11 U.S.C. § 1129(a)(5).  The Requisite Noteholders will have the right to designate one independent member of the New Board.

(b)           Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, will have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or will otherwise cease to be a director of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors will serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

6.	Management Incentive Plan

The Debtors may, solely within their discretion, implement the Management Incentive Plan.  Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan will proportionally dilute all the Parent Ordinary Shares to be issued in accordance with the Plan and the existing Parent Interests.  If the Debtors adopt a Management Incentive Plan on or prior to the Effective Date, such a substantially final form of it will be filed in the Plan Supplement.10

7.	Intercompany Interests; Corporate Reorganization

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent will be unaffected by the Plan and continue in place following the Effective Date.

8.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Plan Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and the Plan Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Plan Support Agreements; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate (collectively, the “Restructuring Transactions”) under and in connection with the Plan.

10 The Plan Supplement will be in form and substance reasonably satisfactory to the Required Plan Support Parties.

9.	Settlement of Claims and Controversies

(a)           Pursuant to section 1123(b)(1)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

(b)          Noble Settlement.  Paragon Parent may have claims against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code.  As explained in Section V.B, pursuant to the Noble Term Sheet, Noble has agreed to provide, among other things, direct bonding to Paragon Parent with respect to certain bonding obligations imposed by certain Mexican tax authorities in exchange for Paragon’s release of all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever arising under, relating to or in connection with the Spin-Off, whether known or unknown, foreseen or unforeseen, arising on or before the Effective Date; provided, however that the Noble Entities will not be released from their respective obligations under the Separation Agreements.  The Noble Settlement Agreement, as defined herein, satisfies Bankruptcy Rule 9019 because it is fair, reasonable, and in the best interests of the Debtors’ estates.  Noble’s direct bonding leaves the Debtors with more cash to distribute to their creditors and increased liquidity to run their business, and Paragon Parent’s release of claims against Noble eliminates the need for the Debtors to endure expensive, protracted litigation against Noble.

10.	Separability

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor.  Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

E.	Distributions

1.	Distributions Generally

The Disbursing Agent will make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

2.	Plan Funding

Plan Distributions of Cash will be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

3.	No Postpetition Interest on Claims

Except as otherwise specifically provided for in the Plan, including in Sections 4.3 and 4.4 of the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest will not accrue or be paid on any Claims, and no holder of a Claim will be entitled to interest accruing on such Claim on or after the Petition Date.

4.	Date of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable; provided, that other than the Cash to be distributed to holders of Allowed Claims in Class 3 and Class 5 under Sections 4.3(a)(ii) and 4.5(a)(iii) of the Plan, which will be made on the Effective Date, the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

5.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, will be deemed closed, and there will be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors nor the Disbursing Agent will have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent will have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.	Disbursing Agent

All distributions under the Plan will be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors will use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors will cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of the Plan.

7.	Delivery of Distributions

The Disbursing Agent will issue or cause to be issued, the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Plan at: (a) the address of such holder on the books and records of the Debtors or their agents, or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder will be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution will be made to such holder without interest.

With respect to the Parent Ordinary Shares to be distributed to holders of Allowed Senior Notes Claims, all of the shares of the Parent Ordinary Shares will, to the extent such shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures.  To the extent that the Parent Ordinary Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Paragon will take reasonable actions to cause distributions of the Parent Ordinary Shares to holders of Allowed Senior Notes Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for shares of the Parent Ordinary Shares.

8.	Unclaimed Property

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and will revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution will be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent will have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

9.	Satisfaction of Claims

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under the Plan will be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

10.	Manner of Payment Under Plan

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

11.	Fractional Shares and De Minimis Cash Distributions

No fractional Parent Ordinary Shares will be distributed.  When any distribution would otherwise result in the issuance of a number of Parent Ordinary Shares that is not a whole number, the Parent Ordinary Shares subject to such distribution will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number, and (b) fractions less than 1/2 will be rounded to the next lower whole number.  The total number of Parent Ordinary Shares to be distributed on account of Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for herein.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent will have any obligation to make a distribution that is less than one (1) share of Parent Ordinary Shares or Fifty Dollars ($50.00) in Cash.  Fractional Parent Ordinary Shares that are not distributed in accordance with Section 6.11 of the Plan will be returned to, and ownership thereof will vest in, Reorganized Paragon.

12.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim will receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of the Plan.

13.	Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan and subject to Section 6.3 of the Plan, to the extent that any Allowed Secured Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

14.	Exemption from Securities Laws

The issuance of and the distribution under the Plan of the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

15.	Setoffs and Recoupments

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

16.	Rights and Powers of Disbursing Agent

(a)           Powers of Disbursing Agent.  The Disbursing Agent will be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b)           Expenses Incurred on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtors.

17.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent will comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence will be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.  The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority.  If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution will irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution will be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

F.	Procedures for Resolving Claims

1.	Disputed Claims Generally

(a)           Filing Proofs of Claim.  Holders of Claims need not file proofs of Claim with the Bankruptcy Court.  In the event that a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder will be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

(b)          Disputed Claims.  If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute will be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed on account of General Unsecured Claims will be deemed Disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date), will be deemed withdrawn.  The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

2.	Objections to Fee Claims

Any objections to Fee Claims will be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

3.	Estimation of Claims

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

4.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan by any mechanism approved by the Bankruptcy Court.

5.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan will be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

6.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

(a)           As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party will be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).  The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to the Plan.

(b)           Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to the Plan will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.	Determination of Cure Disputes and Deemed Consent

(a)            Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof.  Following the Petition Date, the Debtors will have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with the Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease will be deemed to be Zero Dollars ($0).

(b)           If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute will be heard by the Bankruptcy Court prior to such assumption being effective.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, will be deemed to have assented to such assumption and/or the Cure Amount and will be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

3.	Survival of the Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors will not be discharged, impaired, or otherwise affected by the Plan; provided, that the Reorganized Debtors will not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations will be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and will continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein will not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

4.	Compensation and Benefit Plans

Unless otherwise provided in the Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and will be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

5.	Insurance Policies

All insurance policies to which any Debtor is a party as of the Effective Date will be deemed to be and treated as executory contracts and will be assumed by the applicable Debtor or Reorganized Debtor and will continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies will vest in the Reorganized Debtors.

6.	Reservation of Rights

(a)                Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                Except as otherwise provided in the Plan, nothing will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, will have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Conditions Precedent to the Occurrence of the Effective Date

1.	Conditions Precedent to the Effective Date

The Effective Date will not occur unless all of the following conditions precedent have been satisfied:

(a)                the Plan Documents are reasonably satisfactory in all respects to the Debtors and the Required Plan Support Parties;

(b)                all conditions precedent to effectiveness of the Amended and Restated Credit Agreement will have been satisfied or waived in accordance with the terms thereof;

(c)                the Bankruptcy Court has entered the Confirmation Order, which order will not be subject to a stay of execution;

(d)                all Restructuring Expenses payable under the Plan Support Agreement and the Plan will be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Section 5.11 of the Plan;

(e)                an order approving a definitive settlement agreement (the “Noble Settlement Agreement”) consistent with the Noble Term Sheet or otherwise in form and substance reasonably satisfactory to the Required Plan Support Parties will have been entered and not be subject to a stay of execution;

(f)                 the conditions precedent to effectiveness of the indenture with respect to the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment will have been issued have been satisfied or waived in accordance with the terms thereof, and such indenture will be in full force and effect and binding on all parties thereto, and will have been qualified under section 307 of the Trust Indenture Act of 1939, as amended;

(g)                all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(h)                if applicable, the Amended Certificate of Incorporation of Reorganized Paragon will have been filed with the appropriate governmental authority.

2.	Waiver of Conditions Precedent

(a)                Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Required Plan Support Parties.  If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent will be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied.  If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.9 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)               The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) will be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order will take effect immediately upon its entry.

3.	Effect of Failure of a Condition

If the conditions listed in Section VI.H.1 are not satisfied or waived in accordance with Section VI.H.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Required Plan Support Parties and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan will be null and void in all respects and nothing contained in the Plan or this Disclosure Statement will (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Plan Support Parties, or any other Entity.

I.	Effect of Confirmation

1.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan will bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted the Plan.

2.	Vesting of Assets

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action (including those Causes of Action identified in the Plan Supplement) and any property acquired by the Debtors under or in connection with the Plan, will vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests.  Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

3.	Discharge of Claims Against and Interests in the Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates will be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

4.	Term of Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Plan Injunction

(a)          Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, that nothing contained herein will preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan and the Plan Documents.

(b)          By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in Section 10.5 of the Plan.

6.	Releases

(a)                 Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

“Released Parties” means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Revolving Credit Facility Agent; (e) JP Morgan Chase Bank, N.A., in its capacity as former administrative agent under the Secured Term Loan Agreement; (f) the Disbursing Agent; (g) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (h) each of the Issuing Banks under the Revolving Credit Agreement; (i) the Senior Notes Indenture Trustee; and (j) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

(b)                Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, (v) the Revolving Credit Facility Agent, and (vi) the Senior Notes Indenture Trustee, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(c)                Releases in the Noble Term Sheet.  As of the Effective Date, the releases contemplated  in the Noble Term Sheet will be granted.

(d)                Limitation on Releases and Exculpation.  Notwithstanding anything to the contrary in the Plan or this Disclosure Statement, nothing in Article X of the Plan will waive or release the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, based on or relating to, or in any manner arising from, in whole or in part, nonpayment of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, if any.

7.	Exculpation

To the extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Plan Support Agreement, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence.  This exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Disbursing Agent; and (e) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

8.	Injunction Related to Releases and Exculpation

The Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan.

9.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.	Retention of Causes of Action and Reservation of Rights

Subject to Sections 10.6 and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action (including those Causes of Action identified in the Plan Supplement), rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.6, 10.7, and 10.8 of the Plan, the Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

11.	Ipso Facto and Similar Provisions Ineffective

Any term of any policy, contract, or other obligation applicable to a Debtor will be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

12.	Indemnification and Reimbursement Obligations

For purposes of the Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers will be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date will be Administrative Expense Claims.

J.	Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)          to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)          to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)           to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)        to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order;

(e)         to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)            to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)          to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)          to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)            to hear and determine all Fee Claims;

(j)            to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)          to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either (including, without limitation, the 2016 Deferred Cash Payment and 2017 Deferred Cash Payment, if any), or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)            to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release, exculpation, or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following the occurrence of the Effective Date;

(m)       to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)          to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)          to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)          to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)           to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r)            to enter a final decree closing each of the Chapter 11 Cases;

provided, that on and after the Effective Date, the Bankruptcy Court will not retain jurisdiction over any matters arising out of or related to the Amended and Restated Credit Agreement.

K.	Miscellaneous Provisions

1.	Amendments

(a)          Plan Modifications.  The Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan will be deemed to have accepted the Plan as amended, modified, or supplemented.

(b)          Certain Technical Amendments.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under the Plan.

2.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void; and (c) nothing contained in the Plan will (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

3.	Exemption from Certain Transfer Taxes

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, will constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and will not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

4.	Payment of Statutory Fees

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code will be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee will be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors will continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors will remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

5.	Severability

Subject to Section 5.9 of the Plan, if, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with Section 12.5 of the Plan, is valid and enforceable pursuant to its terms.

6.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents will be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

7.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents will be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

8.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan will be binding on and will inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

9.	Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order will supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

10.	Computing Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 will apply.

11.	Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.	Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, will be in writing (including by email transmission) and, unless otherwise provided herein, will be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)            If to the Debtors or Reorganized Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas  77042
Attn:         Todd Strickler - Vice President, General Counsel and Corporate Secretary
Telephone: (832) 783-4000
Email:       tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:         Mark D. Collins, Esq.
Telephone:  (302) 651-7700
Email:       collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:      Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Telephone:  (212) 310-8000
Email:    gary.holtzer@weil.com
stephen.youngman@weil.com

 (b)             If to Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:      Andrew N. Rosenberg, Esq.
Elizabeth R. McColm, Esq.
Telephone:  (212) 373-3000
Email:    arosenberg@paulweiss.com
emccolm@paulweiss.com

(c)            If to the Revolving Credit Facility Agent:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:      Sandeep Qusba, Esq.
Kathrine A. McLendon, Esq.
Telephone: (212) 455-2000
Email:    squsba@stblaw.com
kmclendon@stblaw.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

13.	Reservation of Rights.

Except as otherwise provided herein, the Plan will be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of the Plan, any statement or provision of the Plan, or the taking of any action by the Debtors with respect to the Plan will be or will be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

VII.
FINANCIAL INFORMATION AND PROJECTIONS

A.	Consolidated Condensed Projected Financial Information

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code (see Section XIII hereof), as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.  In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.  The Debtors have prepared estimated financials for 2015 and financial projections (the “Projections”) for 2016 through 2019, as set forth below.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan.  In connection with the development of the Plan, the Projections were prepared by the Debtors, with the assistance of their advisors, to present the anticipated impact of the Plan.  The Projections assume that the Plan will be implemented in accordance with its stated terms.  The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development, and production globally, demand for drilling services, competition and supply of competing rigs, changes in the political environment of the countries in which the Paragon Group operates, regulatory changes, and/or a variety of other factors.  Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties.  Therefore, such Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.  The Projections included herein were last updated on February 8, 2016.

The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISORS.  THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC.  EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

PROJECTED INCOME STATEMENT

	FYE December 31,
(US $ in thousands)	2015E	2016P	2017P	2018P	2019P

Revenue	$1,492,427	$837,684	$845,299	$991,630	$1,110,307
Operating Costs	871,782	576,970	517,380	526,676	541,217
Gross Margin	$620,646	$260,715	$327,920	$464,953	$569,090
Gross Margin	41.6%	31.1%	38.8%	46.9%	51.3%

Depreciation and Amortization	$339,267	$209,689	$161,126	$154,552	$158,469
G&A	50,047	52,183	52,183	53,749	55,361
Operating Income	$231,332	$(1,157)	$114,610	$256,652	$355,260

Interest Expense and Other	128,096	83,641	80,447	85,411	83,067
Income Before Taxes and Non-Recurring Items	$103,236	$(84,798)	$34,163	$171,241	$272,193

Tax Provision	(72,108)	27,843	29,395	38,238	41,390
Restructuring Expenses	9,376	56,612	--	--	--
Unusual Events (Includes Gain on Senior Notes Cancellation)	1,163,796	(622,788)	--	--	--
Net Income	$(997,829)	$453,535	$4,769	$133,003	$230,803

RECONCILIATION OF NET INCOME TO ADJ. EBITDA
Net Income	$(997,829)	$453,535	$4,769	$133,003	$230,803
Tax Provision	(72,108)	27,843	29,395	38,238	41,390
Interest Expense	130,036	83,641	80,447	85,411	83,067
Depreciation and Amortization	339,267	209,689	161,126	154,552	158,469
Minority Interest	(31)	--	--	--	--
Restructuring Expenses	9,376	56,612	--	--	--
Unusual Event (Includes Gain on Repurchase of Senior Notes)	1,163,796	(622,788)	--	--	--
ADJ. EBITDA	$572,508	$208,531	$275,736	$411,204	$513,729

PROJECTED BALANCE SHEET

	FYE December 31,
(US $ in thousands)	2015E	June 2016P (Pro Forma)	2016P	2017P	2018P	2019P

ASSETS
Cash and Cash Equivalents	$776,571	$205,283	$202,085	$170,566	$244,231	$417,158
Accounts Receivable	266,325	185,346	165,769	202,874	246,930	265,675
Prepaid Expenses and Deposits	35,286	40,487	27,393	26,899	26,899	26,899
Taxes Receivable	42,744	42,744	42,744	42,744	42,744	42,744
Other Current Assets	31,998	46,347	29,659	29,939	30,373	29,932
Current Assets	$1,152,924	$520,207	$467,651	$473,023	$591,177	$782,408

PP&E	$1,111,099	$1,119,227	$1,037,355	$1,003,475	$973,469	$934,546
Other Assets	127,570	119,960	112,274	97,771	91,808	85,845
Total Assets	$2,391,593	$1,759,394	$1,617,279	$1,574,268	$1,656,453	$1,802,799

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-Term Debt	$40,629	$38,950	$36,314	$29,510	$30,881	$94,737
Accounts Payable	85,374	78,712	56,723	70,829	76,108	74,932
Other Current Liabilities	158,975	173,849	153,673	134,125	135,081	135,422
Current Liabilities	$284,978	$291,512	$246,710	$234,464	$242,070	$305,091

Revolver	$708,500	$543,500	$543,500	$543,500	$543,500	$543,500
Term Loan	632,821	608,811	605,793	599,758	593,722	533,530
Prospector Capital Leases (Long-Term Portion)	234,560	206,695	178,021	135,954	100,621	--
Senior Notes	983,582	--	--	--	--	--
Deferred Taxes and Other	50,637	80,637	80,637	80,637	50,637	50,637
Total Liabilities	$2,895,078	$1,731,155	$1,654,661	$1,594,313	$1,530,550	$1,432,758

Shareholders' Equity(a)	(503,485)	28,239	(37,382)	(20,044)	125,904	370,040

Total Liabilities and Shareholders' Equity	$2,391,593	$1,759,394	$1,617,279	$1,574,268	$1,656,453	$1,802,799

(a)	Benefit of gain from debt cancellation reduced by $50 million due to accrual of 2016 Deferred Cash Payment and 2017 Deferred Cash Payment as liabilities at face value.

PROJECTED CASH FLOW STATEMENT
	FYE December 31,
(US $ in thousands)	2015E	2016P	2017P	2018P	2019P

OPERATING ACTIVITIES
Net Income	$(997,829)	$453,535	$4,769	$133,003	$230,803
Depreciation and Amortization	339,267	209,689	161,126	154,552	158,469
Loss on Impairment	1,152,547	--	--	--	--
(Gain) on Disposal of Assets	15,594	--	--	--	--
(Gain)/Loss on Repurchase of Senior Notes & Cancellation of Interest	(4,345)	(622,788)	--	--	--
Deferred Income Taxes	(70,339)	--	--	--	--
Changes in Working Capital & Other	1,838	119,921	5,755	(18,330)	1,174
Total Operating Activities	$436,734	$160,357	$171,649	$269,225	$390,445

INVESTING ACTIVITIES
Capital Expenditures	$(202,909)	$(135,945)	$(127,246)	$(124,546)	$(119,546)
Proceeds from Sale of Assets	29,723	--	--	--	--
Cash From in Other Investing Activities	(2,185)	--	--	--	--
Total Investing Activities	$(175,371)	$(135,945)	$(127,246)	$(124,546)	$(119,546)

FINANCING ACTIVITIES
Change in Debt	$474,787	$(537,492)	$(26,500)	$(36,500)	$(60,656)
Sale Leaseback Principal Amortization	(28,853)	(61,406)	(49,422)	(34,515)	(37,316)
Total Financing Activities	$445,934	$(598,899)	$(75,922)	$(71,015)	$(97,972)

Total Change in Cash	$707,297	$(574,486)	$(31,519)	$73,664	$172,927

B.	Assumptions to the Projections

1.	General Assumptions

Overview.  Paragon Parent, along with its Debtor and non-Debtor subsidiaries, contracts standard and high specification offshore drilling rigs on a dayrate basis to leading national, international, and independent oil and gas companies.  The Debtors principally operate in Mexico, Brazil, the North Sea, Africa, the Middle East, and India.

Presentation.  The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology.  In developing the Projections, the Debtors reviewed their fleet’s current contracted status and made an assessment of whether or not these contracts were likely to continue and an assessment of future speculative contracts.  The forecast was developed on an individual rig basis and the Debtors evaluated the likelihood of each of their rigs being utilized over the forecast period.

Plan Consummation.  The Projections assume that the Plan will be confirmed or consummated on or about June 30, 2016.

2.	Assumptions With Respect to the Projected Income Statement

Revenues.  In the Projections, revenues are forecasted by rig based on expected dayrates, utilization and operating efficiency for existing contracts and future speculative contracts.

Operating Costs.  Operating costs are projected based on historical daily regional operating costs (adjusted for recent cost reduction efforts) and expected utilization of each rig based on current contracts and expectations regarding future speculative contracts.

General and Administrative.  General and administrative costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead.  The amount of G&A is based on historical G&A costs, adjusted for recent cost reduction efforts.

Depreciation and Amortization.  Depreciation and amortization reflects the anticipated depreciation and amortization of the existing fleet, based on current net book values.

Interest Expense.  Interest expense post-emergence is forecasted based on the Amended and Restated Credit Agreement and Secured Term Loan, as more fully described in the Plan and the exhibits thereto.

Income Tax (Expense) Benefit.  Income tax is estimated based on the jurisdictional mix of Debtors’ projected revenue.

Restructuring Expenses.  Restructuring Expenses include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items.  Estimated amounts are based on the terms of contracts and historical precedent.

3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital.  Working capital assumptions are based on historical days sales outstanding and historical days payable as well as historical levels of prepaid and other current assets and current liabilities.

Pro Forma Adjustments Related to Emergence.  The June 2016 Balance Sheet included in the Projections presents a pro forma view of June 2016, assuming the effect of certain adjustments related to the Debtors’ emergence from bankruptcy in accordance with the terms of the Plan.  These adjustments primarily relate to the paydown and conversion of the Revolving Credit Facility to a term debt facility and the corresponding change in interest rates on the term debt facility as well as the payoff of the Senior Notes for cash and a portion of the Debtors’ equity.  The value of contingent payments for accounting purposes is to be determined.  For the purposes of the Projections, the 2016 Deferred Cash Payment and 2017 Deferred Cash Payment potentially owed to the Senior Notes are respectively included in the “Other Current Liabilities” and “Deferred Taxes and Other” accounts on the pro forma balance sheet at face value, and subsequently reduce the gain recognized on the repurchase of Senior Notes in 2016 on the income statement.

Capital Expenditures.  Projections for capital expenditures were prepared with consideration of the needs of Debtor’s fixed assets.  Capital expenditures primarily relate to sustaining capital needs to maintain each rig in proper working condition as well as capital required for customer related upgrades and other shipyard projects and repairs, including the requirements of special periodic surveys on each rig.  Capital expenditures also include capitalized corporate expenditures such as certain information technology expenditures required to maintain Debtors’ information technology equipment and software.

VIII.
VALUATION ANALYSIS

A.	Estimated Reorganization Valuation of the Debtors

The Debtors have been advised by Lazard Frères & Co. LLC (“Lazard”) with respect to the reorganization value of the Reorganized Debtors on a going concern basis.

Solely for purposes of the Plan, the estimated range of a reorganization value of the Reorganized Debtors was assumed to be approximately $1,775 million to $2,225 million (with a midpoint estimate of approximately $2,000 million) as of an assumed Effective Date of June 30, 2016.  The valuation analysis herein is based on information as of the date of the Disclosure Statement and is based on projections provided by the Debtors’ management (the “Projections”) for 2016 to 2019 (the “Projection Period”).  For purposes of this valuation, it has been assumed that no material changes that would affect value occur between the date of the Disclosure Statement and the assumed Effective Date.  Lazard’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JUNE 30, 2016, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF FEBRUARY 9, 2016.  IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the assumed combined range of the reorganization value of the Reorganized Debtors of between $1,775 million and $2,225 million, assumed present value of 2016 and 2017 Deferred Cash Payments of $44 million, and assumed net debt of $1,193 million (assuming a debt balance of $1,398 million and a pro forma cash balance of $205 million as of June 30, 2016), Lazard has employed an imputed estimate of the range of equity value for the Reorganized Debtors between approximately $538 million and $988 million, with a midpoint estimate of $763 million.

The assumed range of reorganization value was based on the Projections for the Projection Period, as set forth previously.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH LAZARD’S ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.  ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.  IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED DEBTORS.  SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER.  SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN.  BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.  ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the Reorganized Debtors will achieve their Financial Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods, which is limited; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections; (c) discussed the Debtors’ operations and future prospects with the senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

The estimated Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time. The estimated Enterprise Value and Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Based on the Debtors’ and their tax professionals’ tax analysis, the Reorganized Debtors do not expect to have significant tax attributes following the reorganization. Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ projections. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Lazard’s valuation analysis.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE.  ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD’S VALUATION ANALYSIS.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

IX.
TRANSFER RESTRICTIONS AND CONSEQUENCES
UNDER FEDERAL SECURITIES LAWS

The issuance of and the distribution under the Plan of the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash or property.  Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Listing.  After the consummation of the Plan, the Debtors intend to seek listing of the Parent Ordinary Shares on the New York Stock Exchange or NASDAQ.  No assurances can be given that the Debtors will be successful in obtaining such listing.

Legends.  To the extent certificated, certificates evidencing the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment held by holders of 10% or more of the Parent Ordinary Shares will bear a legend substantially in the form below:

[THE ORDINARY SHARES] [NOTES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS PARAGON OFFSHORE PLC RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

X.
CERTAIN TAX CONSEQUENCES OF THE PLAN

A.	Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims.  This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the term loans under the Amended and Restated Credit Agreement or Parent Ordinary Shares in the secondary market.

This discussion assumes that the Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Senior Notes Claims and Parent Ordinary Shares are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and, unless otherwise indicated below, that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  You are urged to consult your tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

1.	Consequences to the Debtors

Only one of the Debtors, Paragon Offshore Holdings US Inc., a Delaware corporation and the common parent of a U.S. tax consolidated group (“Paragon US Group”), is required to file a U.S. federal income tax return.  Paragon Offshore Drilling LLC, a Delaware limited liability company, is wholly-owned by Paragon Offshore Holdings US Inc. and is a disregarded entity for U.S. federal income tax purposes.  Paragon Leonard Jones LLC and Paragon Drilling Services 7 LLC, are each a Delaware limited liability company wholly-owned directly or indirectly by a foreign debtor entity, and are disregarded entities for U.S. federal income tax purposes, with no U.S. operations.

Section 382 of the Tax Code generally applies an annual limitation to the utilization of pre-existing net operating loss carryforwards and other tax attributes of a corporation that undergoes a more than 50% change (directly or indirectly) in its stock ownership over a three-year testing period.   It is possible that an ownership change of the Paragon US Group may occur either as a result of the implementation of the Plan (in combination with prior change in the stock ownership of Paragon Parent as of the Effective Date) or as a result of subsequent changes in the stock ownership of Paragon Parent.  The Debtors do not expect that, as of the Effective Date, the Paragon US Group will have a material amount of net operating loss carryforwards, although it is possible that the Paragon US Group could have an net unrealized built-in loss (such that a portion of future deductions would be subject to limitation if an ownership change were to occur).  However, based on existing IRS guidance, the Debtors do not believe that, as of the Effective Date, the amount of net unrealized built-in loss would be material.  Nevertheless, there is no assurance that the IRS would not take a contrary position.  The Paragon US Group is not otherwise expected to have any material adverse U.S. federal income tax consequences as a result of the implementation of the Plan.

2.	Consequences to U.S. Holders of Revolving Credit Agreement Claims and Senior Notes Claims

This summary discusses the U.S. federal income tax consequences to holders of Revolving Credit Agreement Claims and Senior Notes Claims who are U.S. Holders and does not discuss tax consequences for those who are not U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Senior Notes Claims or Parent Ordinary Shares, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) (A) a court within the United States is able to exercise primary jurisdiction over its administration and (B) one or more U.S. persons have authority to control all of its substantial decisions, or (ii) if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Senior Notes Claims or Parent Ordinary Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in such a partnership holding any of such instruments, you are urged to consult your tax advisor.

(a)	Holders of Revolving Credit Agreement Claims

Pursuant to the Plan, and in full satisfaction of their Allowed Claim, holders of Revolving Credit Agreement Claims will receive a cash payment and a term loan under the Amended and Restated Credit Agreement for the remaining amount set forth in the Plan.

(i)	Treatment of the Revolving Credit Agreement Claims

The receipt of cash and a term loan under the Amended and Restated Credit Agreement (term loans under the Amended and Restated Credit Agreement are hereafter referred to as the “term loan obligations”) in exchange for Revolving Credit Agreement Claims will be a fully taxable transaction to holders.  Accordingly, in general, a U.S. Holder of a Revolving Credit Agreement Claim will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of any cash and (B) the issue price (as defined below) of the term loan obligations received in satisfaction of its Claim (other than any consideration received in respect of a Claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”)), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See 2.d.— “Character of Gain or Loss,” below.  A U.S. Holder of a Claim will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See 2.c.— “Distributions in Discharge of Accrued Interest,” below.

A U.S. Holder’s tax basis in the term loan obligations received in respect of its Claim on the Effective Date should equal their issue price.  The U.S. Holder’s holding period in such term loan obligations should begin on the day following the Effective Date.

The “issue price” of any term loan obligations under the Plan depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such term loan obligations or the Revolving Credit Agreement Claims are considered traded on an “established market.”  Pursuant to applicable U.S. Treasury regulations, an “established market” need not be a formal market.  It is sufficient if there is a readily available sales price for an executed purchase or sale of the term loan obligations or Revolving Credit Agreement Claims, or if there is one or more “firm quotes” or “indicative quotes” for such term loan obligations or Revolving Credit Agreement Claims, in each case as such terms are defined in applicable U.S. Treasury regulations.  If the term loan obligations received are considered traded on an established market, their issue price for U.S. federal income tax purposes will equal their fair market value as of the Effective Date.  If the term loan obligations are not considered traded on an established market but the Revolving Credit Agreement Claims are so treated, the issue price of the term loan obligations for U.S. federal income tax purposes will be based on the fair market value of the Revolving Credit Agreement Claims (with appropriate adjustments, such as for the amount of cash received, if any). If neither instrument is treated as traded on an established market, the issue price of the term loan obligations for U.S. federal income tax purposes generally will be their stated principal amount.  If Paragon Parent determines that either the term loan obligations or Revolving Credit Agreement Claims are traded on an established market, such determination and Paragon Parent’s determination of issue price will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date that such holder’s determination is different from Paragon Parent’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

(ii)	Ownership of the Term Loan Obligations

It is possible that the term loan obligations may be treated as “contingent payment debt instruments” under the applicable U.S. Treasury regulations due to the provision in the Amended and Restated Credit Agreement requiring the early repayment of principal upon the occurrence of certain contingencies.  Because the contingencies requiring an early repayment are remote as to likelihood, relate to the payment of an amount that is incidental relative to the total expected amount of remaining payments under the Amended and Restated Credit Agreement and/or are within the control of the Debtors, the Debtors do not intend to treat the term loan obligations as (and the following discussion assumes such term loan obligations are not) contingent payment debt instruments under such U.S. Treasury regulations and, instead, will treat such term loan obligations as described below under (A)—“Payments of Stated Interest on the Term Loan Obligations” and (B)—“Accrual of Original Issue Discount on the Term Loan Obligations.”  However, the Debtors’ treatment of the term loan obligations is not binding on the IRS.  Furthermore, since their issuance more than a decade ago, such U.S. Treasury regulations have reserved a place for the possible issuance of special rules with respect to the treatment of payments that are contingent only as to timing.  As a result, there remains some uncertainty as to the required treatment of such contingencies, and there can be no assurance that the IRS will not take a contrary position to that described above.  Accordingly, each holder of Revolving Credit Agreement Claims is urged to consult its tax advisor regarding the possible application of the rules under the contingent payment debt instrument U.S. Treasury regulations to the term loan obligations.

(A)  Payments of Stated Interest on the Term Loan Obligations.  Payments of stated interest on the term loan obligations generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

(B)  Accrual of Original Issue Discount on the Term Loan Obligations.  The term loan obligations may be treated as issued with OID.  A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” (as described in the preceding section, 2.a.i., above) by more than a de minimis amount.  A term loan obligation’s “stated redemption price at maturity” for this purpose would include all principal and interest payable over the term of the term loan obligation, other than “qualified stated interest,” i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer).  The stated interest payable on the term loan obligations should be considered qualified stated interest for this purpose.

If the term loan obligations are issued with OID, the holder of a term loan obligation generally will be required to include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the U.S. holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the obligation.  Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a holder includes in income will increase the holder’s adjusted tax basis in the term loan obligation.  A U.S. holder generally will not be required to include separately in income cash payments (other than in respect of qualified stated interest) received on the term loan obligation; instead, such payments will reduce the holder’s adjusted tax basis in the term loan obligation by the amount of the payment.

The amount of OID includible in income for a taxable year by a U.S. holder generally equals the sum of the daily portions of OID that accrue on a term loan obligation for each day during the taxable year on which such holder holds the term loan obligation, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes.  The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period.  The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the term loan obligation at the beginning of the accrual period multiplied by the yield to maturity of the term loan obligation less the amount of any qualified stated interest allocable to such accrual period.  The “adjusted issue price” of a term loan obligation at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the term loan obligation in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the term loan obligation other than qualified stated interest.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases.  Accordingly, each holder of Revolving Credit Agreement Claims is urged to consult its tax advisor regarding the possible application of the OID rules to the term loan obligations.

(b)	Holders of Senior Notes Claims

Pursuant to the Plan, and in full satisfaction of their respective Allowed Senior Notes Claim, holders of Senior Notes Claims will receive Parent Ordinary Shares, a cash payment, the right to receive a portion of the 2016 Deferred Cash Payment (such right, a “2016 Deferred Cash Payment Right”) and the right to receive a portion of the 2017 Deferred Cash Payment (such right, a “2017 Deferred Cash Payment Right” and, in the aggregate, together with the 2016 Deferred Cash Payment Rights, the “Deferred Cash Payment Rights”).

(i)	Treatment of the Senior Notes Claims

The U.S. federal income tax consequences of the Plan to a U.S. Holder of Senior Notes Claims depends, in part, on whether the holder’s Claim constitutes a “security” of Paragon Parent for U.S. federal income tax purposes.  If a Senior Notes Claim does not constitute a security of Paragon Parent, then the receipt of Parent Ordinary Shares, cash and Deferred Cash Payment Rights in satisfaction of the Claim in accordance with the Plan will be treated as a fully taxable transaction, with the consequences described below under (A)—“Fully Taxable Exchange.”  If, on the other hand, a Senior Notes Claim constitutes a security of Paragon Parent, then the receipt of Parent Ordinary Shares, cash and Deferred Cash Payment Rights in satisfaction of the Claim in accordance with the Plan should be treated as part of a “reorganization” for U.S. federal income tax purposes, with the consequences described below under (B)—“Reorganization Treatment.”

The term “security” is not defined in the Tax Code or in the U.S. Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Each holder of Senior Notes Claims is urged to consult its tax advisor regarding the appropriate status for U.S. federal income tax purposes of its Senior Notes Claims.

(A)  Fully Taxable Exchange.  In general, if a Senior Notes Claim does not constitute a “security” for U.S. federal income tax purposes, the holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the aggregate fair market value (as of the Effective Date) of the Parent Ordinary Shares and the Deferred Cash Payment Rights received in satisfaction of its Claim (other than any consideration received in respect of a claim for accrued but unpaid interest and possibly accrued OID), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See 2.d.— “Character of Gain or Loss,” below.  A U.S. Holder of a Senior Notes Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See 2.c.— “Distributions in Discharge of Accrued Interest,” below.

In the case of a taxable exchange, a U.S. Holder’s tax basis in Parent Ordinary Shares and Deferred Cash Payment Rights received in respect of its Senior Notes Claim on the Effective Date should equal the fair market value of such Parent Ordinary Shares and Deferred Cash Payment Rights on the Effective Date.  The U.S. Holder’s holding period in such Parent Ordinary Shares should begin on the day following the Effective Date.

(B)  Reorganization Treatment.  The classification of an exchange as a “reorganization” for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the holder. However, a U.S. Holder generally is still required to recognize any gain to the extent the holder receives “boot” in the reorganization exchange, i.e., consideration other than stock or “securities” of the exchanging company.  Accordingly, a U.S. Holder of Senior Notes Claim generally will not recognize any loss upon the exchange, but will recognize any gain (computed as described in the preceding section) to the extent of the amount of cash and the aggregate fair market value as of the Effective Date of the Deferred Cash Payment Rights (namely, the “boot”) received by the U.S. Holder in the exchange in respect of its Senior Notes Claim.  In addition, even within an otherwise tax-free reorganization, a U.S. Holder will have taxable interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See 2.c.— “Distributions in Discharge of Accrued Interest,” below.

In a reorganization exchange, a U.S. Holder’s aggregate tax basis in Parent Ordinary Shares received will equal such holder’s aggregate adjusted tax basis in the Senior Notes Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by the amount of boot received in the exchange.  The U.S. Holder’s holding period in Parent Ordinary Shares received will include its holding period in the Secured Notes Claims exchanged therefor, except to the extent received in respect of accrued but unpaid interest.

(ii)	Ownership of Deferred Cash Payment Rights

The U.S. federal income tax treatment of the Deferred Cash Payment Rights is uncertain.  Although such rights may be denominated in form as a “note,” due to the potential that no amount may ultimately be payable in respect of such rights, the Debtors believe – and the following discussion assumes – that such rights are more appropriately viewed as a separate contractual property right, and not as indebtedness.

Each Deferred Cash Payment Right provides for a single cash payment upon the satisfaction of the applicable earnings condition.  In general, the amount of such payment up to a holder’s tax basis in the underlying Deferred Cash Payment Right (which tax basis should be the fair market value of such Deferred Cash Payment Right as of the Effective Date) should be treated as a non-taxable return of the holder’s tax basis in such Deferred Cash Payment Right.  It is possible, though not certain, that amounts received in excess of basis may be treated as ordinary income, in contrast to gain from the disposition of the Deferred Cash Payment Right.  Moreover, a portion of the payment received should be treated as imputed interest income under Section 483 of the Tax Code (assuming the payment is made more than 6 months after the Effective Date).  To the extent a holder does not ultimately recover its tax basis in a Deferred Cash Payment Right, the holder should be entitled to a loss, which loss might be a capital loss.

Upon a sale or other disposition of a Deferred Cash Payment Right, a holder generally should recognize gain or loss equal to the difference between (1) the sum of (A) the amount of any cash received upon such sale or exchange and (B) the fair market value of any property received upon such sale or exchange (less any amount treated as interest income, as described below) and (2) the holder’s tax basis in the Deferred Cash Payment Right.  Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder has held the Deferred Cash Payment Right for more than one year.  Although not entirely clear, it is possible that a portion of the amount received by a holder upon the sale or other disposition of a Deferred Cash Payment Right may be treated as interest income (taxable as ordinary income) under Section 483 of the Tax Code.

The Debtors do not intend to seek a ruling from the IRS regarding the U.S. federal income tax treatment of the Deferred Cash Payment Rights.  Accordingly, it is possible that the IRS might successfully take positions different than as described above.  In addition, it is possible that the IRS may treat, for U.S. federal income tax purposes, any amounts received under a Deferred Cash Payment Rights as an additional payment on the Senior Notes Claims rather than as a separate property right (other than any portion treated as imputed interest under section 483 of the Tax Code), instead of taking into account the fair market value of such rights on the Effective Date.  If so treated, any loss and a portion of any gain realized by a holder with respect to their Senior Notes Claim may be deferred until such time as such holder has received its final payment under the Deferred Cash Payment Rights.  Each holder is urged to consult its tax advisor concerning the U.S. federal income tax treatment of the Deferred Cash Payment Rights.

(iii)	Ownership and Disposition of Parent Ordinary Shares

(A)  General Treatment.  The following discussion is qualified in part by the discussion in the next section regarding the possible treatment of Paragon Parent as a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”).

Distributions on Parent Ordinary Shares.  In general, any cash distributions with respect to the Parent Ordinary Shares will be treated as a taxable dividend to the extent paid out of Paragon Parent’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible by the U.S. Holder as ordinary income when received.  To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the U.S. Holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the Parent Ordinary Shares as to which the distribution was made, but not below zero.  Any remaining excess will be treated as gain from the sale or exchange of Parent Ordinary Shares, with the consequences discussed below (see “Disposition of Parent Ordinary Shares,” below).  The Debtors do not expect that Paragon Parent will keep record of its earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a cash distribution on Parent Ordinary Shares will generally be treated as a dividend.

Any such taxable dividends received by a U.S. Holder will not be eligible for the “dividends received deduction” for corporate U.S. Holders. Any such taxable dividends will be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders if they are received at a time when (i) the Parent Ordinary Shares are readily tradable on an established securities market in the United States or (ii) Paragon Parent is eligible for the benefits of a comprehensive income tax treaty with the United States which the Secretary of the U.S. Treasury has determined is satisfactory and which includes an exchange of information program (including, e.g., as of the date hereof, the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains). Otherwise, such taxable dividends will not be eligible for reduced rates of taxation as “qualified dividend income.”

Disposition of Parent Ordinary Shares.  Unless a nonrecognition provision applies and subject to the discussion below with respect to market discount (see 2.d.—“Character of Gain or Loss,” below), U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of Parent Ordinary Shares in an amount equal to the difference between (i) the holder’s adjusted tax basis in its Parent Ordinary Shares held and (ii) the sum of the cash and the fair market value of any property received from such disposition.  Any such gain or loss generally should be long-term if the holder’s holding period for its Parent Ordinary Shares held is more than one year at that time.  A reduced tax rate on long-term capital gain may apply to non-corporate holders.  The deductibility of capital losses is subject to significant limitations.

Notwithstanding the foregoing, any gain recognized by a U.S. Holder upon a subsequent disposition of the Parent Ordinary Shares (or any stock or property received for such Parent Ordinary Shares in a later tax-free exchange) received in exchange for a Senior Notes Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of a holder’s write-down of the Senior Notes Claim, decreased by any income (other than interest income) recognized by the holder upon exchange of the Senior Notes Claim, and (ii) with respect to a cash-basis holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Senior Notes Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

(B)  Possible Treatment of Paragon Parent as a Passive Foreign Investment Company or Controlled Foreign Corporation.  Paragon Parent or any of its subsidiaries may be classified as a PFIC for U.S. federal income tax purposes.  In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year, including its pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of, passive income.  Passive income for this purpose generally includes, among other items, interest, dividends, royalties, rents and annuities.  The Debtors do not expect that, as of the Effective Date, Paragon Parent or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes.  There can be no assurance, however, that the IRS or a court will agree or that Paragon Parent or one of its subsidiaries will not be or later become a PFIC.  Each holders is urged to consult its tax advisor regarding whether Paragon Parent or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

Paragon Parent or any of its subsidiaries may be classified as a CFC for U.S. federal income tax purposes.  In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by “U.S. Shareholders.”  A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power (generally the right to vote for directors of the corporation) of all classes of shares of a foreign corporation.  The Debtors do not expect that, as of the Effective Date, Paragon Parent or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes.  There can be no assurance, however, that Paragon Parent or one of its subsidiaries will not be or later become a CFC.  Each holder is urged to consult its tax advisor regarding whether Paragon Parent or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

Distributions on and Disposition of Parent Ordinary Shares if Paragon Parent is a PFIC.  Under the PFIC rules, if Paragon Parent was a PFIC for any taxable year during which a U.S. Holder holds Parent Ordinary Shares, Paragon Parent would continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the Parent Ordinary Shares unless (i) Paragon Parent ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules.  In general, if Paragon Parent is a PFIC for any taxable year during which a U.S. Holder holds Parent Ordinary Shares, any gain recognized by the U.S. Holder on a sale or other disposition of Parent Ordinary Shares, as well as the amount of an “excess distribution” (defined below) received by such U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the Parent Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Paragon Parent became a PFIC would be taxed as ordinary income.  The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed.  For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its Parent Ordinary Shares in a taxable year exceeds 125% of the average of the annual distributions on the Parent Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.  Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Parent Ordinary Shares.  The Debtors do not intend to make available the information necessary for holders to make a “qualified electing fund” election with respect to their Parent Ordinary Shares.

The rules relating to PFICs are complex.  Each holder is urged to consult its tax advisor regarding whether Paragon Parent will constitute a PFIC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the Parent Ordinary Share.

Deemed Dividends and Actual Distributions on Parent Ordinary Shares if Paragon Parent is a Controlled Foreign Corporation.  If Paragon Parent is treated as a CFC for U.S. federal income tax purposes, a U.S. Shareholder of Paragon Parent would be treated, subject to certain exceptions, as receiving a deemed dividend at the end of the taxable year from Paragon Parent in an amount equal to that person's pro rata share of the “Subpart F income” of Paragon Parent to the extent of Paragon Parent's earnings and profits, as determined under U.S. federal income tax principles.  Such deemed dividend would be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes to the extent that it is attributable to income of Paragon Parent from sources within the United States.  Among other items, and subject to certain exceptions, “Subpart F income” includes dividends, interest, annuities, gains from the sale or exchange of shares and securities, certain gains from commodities transactions, certain types of insurance income and income from certain transactions with related parties.  If a CFC's Subpart F income exceeds 70% of its gross income for a taxable year, the entire amount of the CFC's income for such taxable year will be treated as Subpart F income.

Any actual distributions made by Paragon Parent to a U.S. Holder will be taxable in the manner described in the preceding section “General Treatment,” to the extent that such amounts have not previously been included in income as a deemed dividend by such holder.

The rules relating to CFCs are complex.  Each holder is urged to consult its tax advisor regarding whether Paragon Parent will constitute a CFC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

(c)	Distributions in Discharge of Accrued Interest

In general, to the extent that any exchange consideration received pursuant to the Plan (whether cash, stock or other property) by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that to the extent that any Allowed Secured Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of the Claim  and then to accrued but unpaid interest.  See Section 6.13 of the Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

(d)	Character of Gain or Loss

Generally, the gain or loss recognized by a U.S. Holder with respect to a Claim will be a capital gain or loss unless the Claim was acquired at a market discount, and depending on whether and the extent to which the holder previously claimed a bad debt deduction.  Any such capital gain or loss generally should be long-term if the holder’s holding period in the Claim is more than one year.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the holder recognizes in the exchange.

In the case of an exchange of Senior Notes Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Senior Notes Claims should not be currently includible in income under U.S. Treasury regulations to be issued.  Rather, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to Parent Ordinary Shares) and should be recognized as interest income upon a taxable disposition of such nonrecognition property.  Any gain recognized by a U.S. Holder upon a subsequent disposition of such Parent Ordinary Shares would be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific U.S. Treasury regulations implementing this rule have not been issued.

(e)	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  You are urged to consult your tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  You are urged to consult your tax advisor regarding these U.S. Treasury regulations and whether the contemplated transactions under the Plan would be subject to these U.S. Treasury regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only.  Each holder of Claims is urged to consult its tax advisor concerning the U.S. federal, state, local, and other tax consequences applicable under the Plan.

B.	Certain U.K. Tax Consequences of the Plan[11]

1.	Applicable Law

A release, partial release or cancellation of indebtedness (a “Release”) can give rise to a taxable receipt for a United Kingdom taxpayer debtor in certain circumstances, including where the indebtedness to be subject to a Release constitutes a “loan relationship” (very broadly, a transaction under which one party has lent money and the other party has incurred a money debt) of the debtor.  Credits and debits (in layman’s terms, these can be broadly equated with the concepts of taxable income and tax deductions, although technically the concepts are not wholly equivalent) arising for a company in respect of its loan relationships are taxed in accordance with generally accepted accounting treatment.  A Release would normally give rise to the recognition of a credit for accounting purposes in the accounts of the debtor company and, accordingly, a taxable credit in accordance with the UK’s loan relationship legislation.  However, this potential occasion of UK tax charge is subject to certain exceptions.  In the following, the UK Corporation Tax Act 2009 is referred to as the Taxes Act.

[11]	Subject to further discussion and revisions.

2.	Application to the Plan

The Taxes Act provides an exception for a Release that is not (i) a deemed release (“Deemed Release”), which arises where creditor rights are acquired for a consideration which is less than the carrying value of the corresponding liability in the debtor’s accounts by a company which is or becomes connected to a debtor or (ii) a release of relevant rights, which are rights acquired by a company prior to November 18, 2015 and which would, but for the application of certain exceptions, have given rise to a Deemed Release when acquired.  This exception only applies where, immediately before the release, it is reasonable to assume that, without the release, there would be a material risk that the company would become unable to pay its debts over the next 12 months.  The Debtors’ chapter 11 filing is, in our view, strong evidence that it is reasonable to assume that there is a material risk that the Debtors would, without the Releases of the debt obligations of Paragon Parent, become unable to pay their debts as they fall due at some point within the next 12 months.  On this basis, no taxable credit should arise to Paragon Parent under UK tax law in respect of the Releases of its debt obligations.  Notwithstanding the above, no assurance can be given that HMRC will accept that the circumstances necessary to rely on this exception apply in relation to such Releases such that the exception is available.

Additionally, some of the Releases of debt obligations of Paragon Parent under the Plan are occurring in exchange for ordinary shares in Paragon Parent being issued to Class 5 in partial satisfaction of the Senior Notes Claims.  As a result, another exception under the Taxes Act, for releases in consideration of shares forming part of the ordinary share capital of the debtor company, may apply.  This exception, however, may only apply to that portion of the loan relationship which is Released in exchange for such ordinary equity (and not for any portion for which other consideration – for example, cash – is given).  Given that shares are only part of the consideration given to Class 5 in satisfaction of the Senior Note Claims, and that other Classes involved in Releases of the debt obligations of Paragon Parent are not due to receive ordinary equity under the Plan, Paragon Parent does not intend to rely solely on this exception, as it may only provide partial relief from any potential charge to UK tax.

In addition, the Plan is likely to be a “statutory insolvency arrangement”, in which case a Release of the debt obligations of Paragon Parent should fall within another of the exceptions to the potential UK tax charge, preventing a taxable credit arising for UK tax purposes. This is because it is an arrangement or compromise which is similar in effect to a scheme of arrangement under the Companies Act 2006 or a voluntary arrangement under the Insolvency Act 1986 (two of several types of procedure cited in the relevant “statutory insolvency arrangement” definition).  An additional similarity to a scheme of arrangement is that it is a court-approved procedure. Notwithstanding the above, no assurance can be given that Her Majesty’s Revenue and Customs (“HMRC”) will agree that the Plan qualifies as an overseas equivalent of a UK “statutory insolvency arrangement.”

Of the remaining relevant exceptions under the Taxes Act, Paragon Parent would likely not be able to take advantage of the exception under the Taxes Act which applies to Releases that are the consequence of the making of a mandatory reduction instrument or a third country instrument or the exercise of a stabilisation power under Part I of the UK’s Banking Act 2009. There is an additional exception which applies to Releases taking place in a period where the debtor company is in an insolvency procedure (e.g., an “insolvent liquidation” or “insolvent administration,” as described in the Taxes Act), but, it may be that the Debtors do not fall within the technical definition of “insolvent” for the purposes of the UK’s insolvency legislation; if they are not, the exception would not be available.

The foregoing summary has been provided for informational purposes only.  Each holder of Claims is urged to consult its tax advisor concerning the U.K. and other tax consequences applicable under the Plan.

XI.
CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto.  The factors below should not be regarded as the only risks associated with the Plan or its implementation.  Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case.  Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.  Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business.  Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees.  The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

The Plan provides that the Debtors will reinstate and render unimpaired all or a portion of the Allowed Secured Term Loan Claims (Class 4) pursuant to section 1124 of the Bankruptcy Code.  Holders of the Allowed Secured Term Loan Claims may challenge reinstatement and unimpairment by contending, among other things, that the Debtors have defaulted on their obligations under the Allowed Secured Term Loan Agreement and, therefore, reinstatement and unimpairment is not permitted under section 1124 of the Bankruptcy Code.  The Debtors maintain that no events of default have occurred that would prevent reinstatement and unimpairment.  Because the Plan is contingent on reinstatement and unimpairment, failure to reinstate the Allowed Secured Term Loan Claims would require the Debtors to revise or abandon the Plan.  Moreover, if reinstatement and unimpairment does not occur, the Debtors may not be able to secure adequate new financing, and the cost of any such new financing would likely be materially higher.

3.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

4.	Risk of Termination of the Plan Support Agreement

The Plan Support Agreement contains certain provisions that give the Requisite Revolver Lenders and the Requisite Noteholders the ability to terminate the Plan Support Agreement if various conditions are satisfied.  Should a termination event occur, all obligations of the parties to the Plan Support Agreement will terminate, except that any party’s termination solely with respect to itself will not result in the termination of the Plan Support Agreement with respect to any other party.  As noted above, termination of the Plan Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

5.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section XIII hereof, as well as the Liquidation Analysis attached hereto as Exhibit E, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results.  Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including:

•	Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 13, 2015;

•	Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 14, 2015;

•	Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 13, 2015; and

•	Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015.

The risks associated with the Debtors’ business and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•	Significant decline in the worldwide demand for drilling services;

•	Highly competitive and cyclical nature of the contract drilling industry;

•	Worldwide oversupply of jackup rigs and floaters;

•	Comparative disadvantage of standard specification rigs to high specification rigs;

•	Need for capital upgrades and refurbishment;

•	Limited ability to obtain financing and pursue business opportunities because of debt level;

•	Credit risk relating to nonperformance by customers;

•	Risks relating to operating in international locations;

•	Maintenance costs of both operating and idle rigs;

•	No assurance that current backlog of drilling contracts will be ultimately realized;

•	Loss of major tax dispute (or successful tax challenge) could result in higher tax rates; and

•	Losses related to sold, idle, or scrapped rigs.

2.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding secured indebtedness of approximately $[1.44] billion, which includes amounts under the Amended and Restated Credit Agreement and the Secured Term Loan.  The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing.  In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

3.	Risks Related to Foreign Customers and Creditors

The Debtors’ customers may not be subject to the jurisdiction of U.S. courts and may attempt to terminate their contracts with the Debtors or take actions against the Debtors’ assets in contravention of U.S. bankruptcy law or orders of the Bankruptcy Court.  Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on the Debtors’ financial condition and results of operations.

4.	Risks Relating to Prospector

As explained in Section II.C.2, due to the filing of its Chapter 11 Cases, Paragon Parent negotiated a forbearance under its Prospector-related Lease Agreements through March 15, 2016.  If the forbearance expires, or the Company is not able to obtain a permanent waiver of the event of default, the Prospector entities will explore further alternatives.

5.	Risks Relating to the Debtors’ Relationship with Noble

(a)	Indemnification and Contribution Claims

In connection with the Spin-Off described in Section II, Paragon Parent and Noble entered into the Master Separation Agreement.  Among other things, the Master Separation Agreement contains indemnification and contribution obligations designed to make Paragon Parent financially responsible for substantially all liabilities that may exist relating to Paragon’s business activities, whether incurred prior to or after the Spin-Off.

As explained in Section VI.D.7, the Paragon Group and certain of its creditors may have certain claims against Noble arising under, relating to, or in connection with the Spin-Off.  The Noble Settlement Agreement is intended to address and settle these claims in exchange for direct bonding related to certain of the Debtors’ potential tax liabilities in Mexico.  To the extent the Noble Settlement Agreement is not consummated, the Debtors, or a representative of their estates appointed pursuant to section 1123(b)(3)(b) of the Bankruptcy Code, may prosecute the Company’s claims against Noble.  To the extent the Debtors or their representative succeed in such actions, Paragon Parent may in turn face contractual indemnification and contribution claims under the Master Separation Agreement.  Although the Debtors will defend themselves against these claims to the fullest extent, there is no guarantee that they will be able to successfully do so.  Any amounts which the Debtors would be required to transfer to Noble in connection with these claims would proportionally deplete the value available to the Debtors’ creditors.

(b)	Tax Claims

In addition to the potential liabilities described in Section V, Paragon Parent could face other future liabilities under the Tax Sharing Agreement.  Although Paragon Parent cannot quantify the amount of these liabilities, they could have a material adverse effect on the Debtors.

D.	Factors Relating to Securities to Be Issued Under the Plan, Generally

1.	Market for Securities

Since receipt of the Suspension Notice, Paragon Parent’s ordinary shares have been trading on the over the counter markets.  The Company intends to seek listing of the Parent Ordinary Shares on the NYSE or NASDAQ upon consummation of the Plan.  No assurance can be given that the Company will be successful with such listing.

2.	Potential Dilution

The ownership percentage represented by the Parent Ordinary Shares distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Program and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the Parent Ordinary Shares issuable upon such conversion.  The amount and dilutive effect of any of the foregoing could be material.

3.	Reorganized Paragon Will be a Holding Company

Paragon Parent is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries.  Upon the Effective Date, Reorganized Paragon will remain a holding company.  Therefore, Reorganized Paragon will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations.  Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Reorganized Paragon’s ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations.  Applicable tax laws may also subject such payments to further taxation.  The inability to obtain cash from its subsidiaries may limit Reorganized Paragon’s ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

4.	Compliance with Terms of Reinstated Secured Term Loan

The Plan provides that the Debtors will cure monetary defaults and reinstate all or part of the Secured Term Loan.  The Debtors believe that they will have sufficient cash flow to make all required interest payments on the reinstated Secured Term Loan.  If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the reinstated Secured Term Loan.

5.	Compliance with Terms of the Amended and Restated Credit Agreement

The Plan provides that the remaining outstanding loans under the Revolving Credit Agreement will be converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet attached to the Plan as Exhibit A.  The Debtors believe that they will have sufficient cash flow to make all required interest payments on the reinstated Amended and Restated Credit Agreement.  If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the reinstated Secured Term Loan.

E.	Risks Related to an Investment in the Parent Ordinary Shares

1.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the Parent Ordinary Shares would rank below all debt claims against the Reorganized Debtors.  As a result, holders of the Parent Ordinary Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

2.	Implied Valuation of Parent Ordinary Shares Not Intended to Represent the Trading Value of the Parent Ordinary Shares

The valuation of the Reorganized Debtors is not intended to represent the trading value of Parent Ordinary Shares in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities.  The actual market price of the Parent Ordinary Shares is likely to be volatile.  Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the Parent Ordinary Shares to rise and fall.  Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the Parent Ordinary Shares in the public or private markets.

3.	No Intention to Pay Dividends

Reorganized Paragon does not anticipate paying any dividends on the Parent Ordinary Shares as it expects to retain any future cash flows for debt reduction and to support its operations.  As a result, the success of an investment in the Parent Ordinary Shares will depend entirely upon any future appreciation in the value of the Parent Ordinary Shares.  There is, however, no guarantee that the Parent Ordinary Shares will appreciate in value or even maintain their initial value.  In addition, under the Amended and Restated Credit Agreement, Reorganized Paragon will be restricted from paying cash dividends.

F.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Plan Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Creditor or Equity Interest holder should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section X hereof.

XII.
VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The claims in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 – Revolving Credit Agreement Claims

•	Class 5 – Senior Notes Claims

B.	Voting Deadline

Before voting to accept or reject the Plan, each holder of an Allowed Revolving Credit Agreement Claim or an Allowed Senior Notes Claim as of the Record Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A.  All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots will be provided for holders of Voting Claims as of [March 30], 2016 (the “Voting Record Date”) to vote to accept or reject the Plan.  Because all other Classes are unimpaired and deemed to accept, only Classes 3 and 5 are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged Kurtzman Carson Consultants (“KCC”) as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF [5:00 P.M.], PREVAILING EASTERN TIME, ON [MAY 20], 2016, UNLESS EXTENDED BY THE DEBTORS.  IF YOU HOLD YOUR SENIOR NOTES CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS.  UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted.  Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

Paragon Ballot Processing
c/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN [MAY 20], 2016 AT [5:00] P.M. (PREVAILING EASTERN TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED.  THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS.  THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.  AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

C.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Revolving Credit Agreement Claims and Senior Notes Claims.  Record holders of Senior Notes Claims may include Nominees.  If such entities do not hold Senior Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Record Date.  Any Eligible Holder of Senior Notes Claims who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.  The Notes Trustee will not vote on behalf of its respective holders.  Each Eligible Holder of the Senior Notes Claims must submit its own Ballot.

Holders of Revolving Credit Agreement Claims and Senior Notes Claims should provide all of the information requested by the Ballot.  Holders of Revolving Credit Agreement Claims and Senior Notes Claims should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

1.	Beneficial Holders

An Eligible Holder who holds Senior Notes Claims as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding the Senior Notes Claims in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•	Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns the Senior Notes Claims through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots.  The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of the Senior Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith.  Eligible Holders who execute multiple Beneficial Holder Ballots with respect to the Senior Notes Claims in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Senior Notes Claims so held and voted, in addition to any Secured Term Loan Claims voted.

2.	Nominees

A Nominee that, on the Record Date, is the record holder of the Senior Notes Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Senior Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Senior Notes Claims held by the Nominee for the Eligible Holder, and (iii) forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting.  The Eligible Holder must then complete the information requested in Item 2, Item 3, and Item 4 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots

If the Nominee elects not to prevalidate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded.  Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee.  After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.	Miscellaneous

All Ballots must be signed by the holder of record of the Revolving Credit Agreement Claims or Senior Notes Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Revolving Credit Agreement Claims or Senior Notes Claims, as applicable, on such date.  For purposes of voting to accept or reject the Plan, the Eligible Holders of the Senior Notes Claims will be deemed to be the “holders” of the claims represented by such Senior Notes.  If you return more than one Ballot voting different Revolving Credit Agreement Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  If you return more than one Ballot voting different Senior Notes Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted.  If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot.  If you cast Ballots received by KCC on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4.	Fiduciaries And Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 therein.  All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Plan Support Agreement or Term Sheet.

6.	Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful.  The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors.  The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

XIII.
CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”).  The Confirmation Hearing has been scheduled to be heard on [__________], 2016 at [_:__][a.m./p.m.] (Prevailing Eastern Time) in Courtroom [__] of the United States Bankruptcy Court for the District of Delaware, located at 824 N. Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

In addition, the Bankruptcy Court has set the deadline to object to the confirmation of the Plan as [__________], 2016 at [_:__][a.m./p.m.] (Prevailing Eastern Time) (the “Objection Deadline”).  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Objections and responses to the Plan, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described in Section XIII.B of this Disclosure Statement.  For the avoidance of doubt, an objection to the Plan filed with the Bankruptcy Court will not be considered a vote to reject the Plan.

B.	Objections To Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)	The Debtors and Counsel to the Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas  77042
Attn:            Todd Strickler - Vice President, General Counsel and Corporate Secretary
Telephone: (832) 783-4000
Email:            tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:            Mark D. Collins, Esq.
Telephone:  (302) 651-7700
Email:            collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:          Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Telephone:  (212) 310-8000
Email:         gary.holtzer@weil.com
stephen.youngman@weil.com

(b)	The United States Trustee:

Office of the U.S .Trustee for the District of Delaware
944 King Street, Suite 2207, Lockbox 35
Wilmington, Delaware 19899-0035
Attn:  Natalie Cox, Esq.

(c)	The Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:          Andrew N. Rosenberg, Esq.
Elizabeth R. McColm, Esq.
Telephone:  (212) 373-3000
Email:         arosenberg@paulweiss.com
emccolm@paulweiss.com

(d)	The Revolving Credit Facility Agent:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:          Sandeep Qusba, Esq.
Kathrine A. McLendon, Esq.
Telephone: (212) 455-2000
Email:         squsba@stblaw.com
kmclendon@stblaw.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)
the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Equity Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)	except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit E.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  The Liquidation Analysis provided in Exhibit E is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the Projections provided in Section VII hereof.  Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  Moreover, Section XI hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)	Unfair Discrimination Test

The “ unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests.  This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test.  Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to dissenting classes, the test sets different standards depending on the type of claims in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i)	Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale or (iii) receives the “indubitable equivalent” of its allowed secured claim.

Class 3, the Revolving Credit Agreement Claims, will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than [Seven Hundred and Ninety-Five Million and Six Hundred Thousand Dollars ($795,600,000)]12 (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet attached to the Plan as Exhibit A.

The legal, equitable, and contractual rights of Class 4, the holders of Allowed Secured Term Loan Claims, are unaltered by the Plan and will be allowed in an amount of $644,950,651.04.   On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Claims Reinstated, meaning that the Debtors will (i) cure all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of an applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstate the maturity date of the Claim; (iii) compensate the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise alter the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Accordingly, the Plan meets the “fair and equitable” test with respect to secured creditors.

[12]	Exact number to be confirmed.

(ii)	Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

The Senior Notes Claims will be allowed in an amount of $[1,020,555,681.89].13  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date), each holder in Class 5, the Allowed Senior Notes Claims, will receive, in full satisfaction of and in exchange for its Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.

The Plan also provides that the holders of Claims in Class 6 will receive a full recovery.

Accordingly, the Plan meets the “fair and equitable” test with respect to unsecured creditors.

(iii)	Equity Interests

With respect to a class of equity interests, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.  Pursuant to the Plan, on the Effective Date, the holders of Parent Interests will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.  Accordingly, the Plan meets the “fair and equitable” test with respect to the Parent Interests.

XIV.
ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

[13]	Exact number to be confirmed.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Holders of Claims in Classes 3 and 4 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 3 and 4 would attach to the proceeds of any sale of the Debtors’ assets.  After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Classes 5 and 6.  Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit E.

As noted in Section XIII.C of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XV.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3 and 5 to vote in favor thereof.

Dated:	February 14, 2016
Houston, Texas

[The balance of this page has been intentionally left blank.]

PARAGON OFFSHORE PLC

By:
	Name:	Randall D. Stilley
	Title:	Chief Executive Officer and President

PARAGON INTERNATIONAL FINANCE COMPANY

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE FINANCE COMPANY

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE CONTRACTING GMBH

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON HOLDING NCS 2 S.Á R.L.

By:
	Name:	Sandrine E. G. Algrain
	Title:	Manager

PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.

By:
	Name:	Sandrine E. G. Algrain
	Title:	Manager

PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.

By:
	Name:	Sandrine E. G. Algrain
	Title:	Manager

PARAGON OFFSHORE INTERNATIONAL LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON DUCHESS LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON (MIDDLE EAST) LIMITED

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON ASSET COMPANY LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON ASSET (ME) LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON HOLDING SCS 2 LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON FDR HOLDINGS LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON HOLDING SCS 1 LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE (NORTH SEA) LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON ASSET (UK) LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE HOLDINGS US INC.

By:
	Name:	Stephen A. Manz
	Title:	Director

PARAGON DRILLING SERVICES 7 LLC

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE DRILLING LLC

By:
	Name:	Stephen A. Manz
	Title:	Member

PARAGON LEONARD JONES LLC

By:
	Name:	Oliver L. Betschart
	Title:	Member

PARAGON OFFSHORE DO BRASIL LTDA.

By:
	Name:	Raphael Andrade
	Title:	Manager

PARAGON OFFSHORE (NEDERLAND) B.V.

By:
	Name:	Pieter de Bruijne
	Title:	Director

PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

Exhibit A

Plan of Reorganization

(previously filed)

Exhibit B

Plan Support Agreement

(previously filed)

Exhibit C

Paragon Group Organizational Chart

Paragon Group

Paragon Offshore plc
Paragon Offshore Drilling AS
Paragon Offshore Sterling Ltd.
PROSPECTOR GROUP (See Page 2)
Paragon Offshore Finance Company
Paragon Offshore Holdings US Inc.
Paragon FDR Holdings Ltd.
Paragon Offshore Drilling LLC
Paragon L1112 (India) Ed Holt
Paragon Offshore AS
Paragon Offshore Drilling (Cyprus) Limited
Paragon Offshore USA Inc.
Frontier Drilling Nigeria Limited
49%
Frontier Offshore Exploration India Limited*
Paragon Offshore (Asia) Pte. Ltd.
Paragon International Finance Company
Paragon International Investment Limited
Paragon Duchess Ltd.
Paragon Offshore (Luxembourg) S.à r.l.
10%
Paragon Seillean AS
90%
Paragon (Seillean) KS
Kulluk Arctic Services, Inc.
PGN Offshore Drilling (Malaysia) Sdn. Bhd.
Paragon Offshore (Labuan) Pte. Ltd.
Paragon Offshore Hungary Ltd.
Paragon Offshore (Canada) Ltd.
Paragon Offshore (GOM) Inc.
Frontier Drilling do Brasil Ltda.
Paragon MDS1 (India) Duchess
99%
Paragon Offshore Brasil Investimento E Participacoes Ltda.
1%
Paragon Holding SCS 2 Ltd.
Bawden Drilling Inc.
Bawden Drilling International Ltd.
Paragon Offshore Services LLC
99.5%
Paragon Leonard Jones LLC
Paragon Holding NCS 2 S.à r.l. Luxembourg
Paragon (Middle East) Limited
Paragon Offshore Enterprises Ltd.
Paragon Offshore (North Sea) Ltd.
Paragon Offshore International Ltd.
Paragon Asset (UK) Ltd.
99%
Paragon Offshore do Brasil Ltda.
Paragon Asset Company Ltd.
1%
Paragon Holding SCS 1 Ltd.
Resolute Insurance Group Ltd.
Paragon L781 (US) Roy Butler
Paragon L1116 (US) Gene Rosser
0.5%
Paragon Drilling Nigeria Limited
1%
99%
82%
Paragon Drilling Ven, C.A.
Paragon Offshore Ven C.A.
Paragon Asset (ME) Ltd.
Arctic Drilling Limited, Inc.*
Paragon Offshore (Land Support) Limited
Paragon Offshore Management S. de R.L. de C.V.
Paragon Offshore Leasing (Luxembourg) S.à r.l.
Paragon Drilling Services 7 LLC
Paragon Offshore (Nederland) B.V.
Paragon Offshore Contracting GmbH
Paragon B153 (Cameroon) Don Walker
Paragon M825 (Cameroon) Ed Noble
Paragon M826 (Tanzania) Lloyd Noble
Paragon L782 (Cameroon) Percy John
Paragon L783 (Cameroon) Tommy Craighead
Paragon MSS2 (Brazil) Therald Martin
Paragon DPDS1 (US) Phoenix
Paragon C20051 (Netherlands) Al White
Paragon C20052 (Netherlands) Byron Welliver
Paragon HZ1 (Germany) George Sauvageau
Paragon DPDS2 (Brazil) Leo Segerius
Paragon C461 (Netherlands) Lynda Bossler
Paragon C462 (Netherlands) Piet van Ede
Paragon DPDS3 (Brazil) Roger Eason
Paragon C463 (Netherlands) Ronald Hoope
Paragon B391 (UK) Julie Robertson
Paragon MSS1 (UK) Ton van Langeveld
Paragon L1113 (US) John Sandifer
Paragon M531 (US) Leonard Jones
Paragon M842 (Mexico) Eddie Paul
Paragon M821 (US) Carl Norberg
Paragon M1161 (India) Charlie Yester
Paragon L785 (Malaysia) George McLeod
Paragon L786 (India) Kenneth Delaney
Paragon L1111 (UAE) Gus Androes
Paragon B152 (UAE) Dick Favor
Paragon L784 (UAE) Jimmy Puckett
Paragon M1162 (UAE) Roy Rhodes
Dhabi II (UAE)
Paragon L1115 (Qatar) Harvey Duhaney
Paragon Operating (ME) Ltd.
Paragon Offshore Leasing (Switzerland) GmbH
Paragon DPDS4 (US) Muravlenko
Paragon M841 (US) Bill Jennings
Paragon B301 (US) Johnnie Hoffman
Paragon M823 (US) Earl Frederickson
Paragon L1114 (US) Sam Noble
Paragon M824 (US) Tom Jobe
Paragon MSS3 (US) Lorris Bouzigard
Legend:
Debtor Entity
Non-Debtor Entity
Rigs
* Indicates that the remaining ownership interest is held by a third party, non-Paragon entity

Exhibit D

Prospector Organizational Chart

Prospector Group

Paragon Offshore plc
Paragon Offshore Investment Ltd.
Prospector Offshore Drilling SA
Paragon Offshore (Gibraltar) Limited
Prospector Rig 1 Owning Company S.à. r.l.
Prospector Rig 5 Owning Company S.à. r.l.
Prospector Rig 1 Contracting Company S.à. r.l.
Prospector Rig 5 Contracting Company S.à. r.l.
Prospector Offshore Drilling (Singapore) Pte. Ltd.
Prospector Offshore Drilling (UK) Ltd.
Prospector Offshore Drilling (UK) Limited
Prospector Support Services Inc.
**Lease
**Lease
Paragon Offshore Drilling Rig Construction S.à. r.l.
Prospector New Building S.à. r.l.
Prospector Finance S.à. r.l.
Prospector Rig 6 Owning Company S.à. r.l.
Prospector Rig 7 Owning Company S.à. r.l.
Prospector Rig 8 Owning Company S.à. r.l.
Prospector One Corporation (Marshall Islands) (third party)
Prospector Five Corporation (Marshall Islands) (third party)
Prospector Finance II SA
Prospector Finance S.à. r.l. Luxembourg Zug Branch
PROSPECTOR 6
PROSPECTOR 7
PROSPECTOR 8
PROSPECTOR 1
PROSPECTOR 5
Prospector Finance Rig 1 S.à. r.l.
Prospector Finance II S.A. Luxembourg Zug Branch
Prospector Finance Rig 1 S.à. r.l. Luxembourg Zug Branch
Legend:
Debtor Entity
Non-Debtor Entity
Rigs

Exhibit E

Liquidation Analysis

LIQUIDATION ANALYSIS

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS.  THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN.  THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code,1 each holder of an Impaired Claim or Equity Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”).  To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Plan (the “Plan Recovery”) if the Plan were confirmed and consummated.  In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors.  The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Plan is in the best interests of all Classes impaired by the Plan.  Based on the Liquidation Analysis, the Debtors believe the Plan satisfies the Best Interests Test and that each holder of an impaired Claim or Equity Interest will receive value under the Plan that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS.  UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS.  ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.  THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (THE “AICPA”).

1 All capitalized terms used in this liquidation analysis that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

DETAILED LIQUIDATION ANALYSIS

The liquidation analysis for the Debtors was prepared on a by-entity basis.  Asset recoveries accrue first to satisfy creditor claims at the legal entity level.  To the extent any remaining value exists, it flows up to Paragon Parent.  For the senior secured and senior (unsecured) notes, it is assumed that claims have been filed at each of the credit party and guarantor entities.  Asset book values and unsecured trade claims shown below are as of December 31, 2015, unless otherwise noted.  The table below is shown on a consolidated basis and recoveries are shown on a consolidated basis for illustrative purposes only.  The following Liquidation Analysis for the Debtors should be reviewed in conjunction with the associated notes.

[A] Cash and Cash Equivalents:  The cash balances are shown as of February 1, 2016.  Approximately $82 million of cash held in U.S. banks by the Debtors is pledged as collateral.  All remaining cash is assumed to be unencumbered.  The Debtors estimate a 100% recovery on cash and equivalents.

3

[B] Unbilled Accounts Receivable (WIP), net:  Accounts receivable include sums due from foreign entities, including national oil companies.  Unbilled accounts receivable balances contain undisputed and disputed accounts receivable amounts in excess of bad debt reserves.  Additionally, the Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new rig provider subsequent to contract termination due to insolvency.  As such, it has been assigned a 30% - 50% recovery to reflect the uncertainty and costs associated with pursuing the collections.

[C] Accounts Receivable, net:  Billed accounts receivable are not subject to the same level of disputed accounts receivable as unbilled accounts receivable.  However, the Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new rig provider subsequent to contract termination due to insolvency.  Relative to unbilled accounts receivable, a higher recovery of 65% - 75% has been assigned to billed accounts receivable.

[D] Prepaid Expenses:  Prepaid expenses consist of prepaid items that will likely be largely unrecoverable in the event of a Chapter 7 liquidation, including prepaid software licenses, rent and other items that are amortized over the applicable license or rental period.  A 10% - 20% recovery has been assigned to these prepaid amounts.  Notably, these amounts exclude prepaid insurance amounts which are discussed below and are assumed to have a potentially higher rate of recovery.

[E] Taxes Receivable:  Primarily relating to value-added taxes, these amounts are likely recoverable but will require time and expense to recover under a liquidation scenario, including hiring outside agents to pursue collection subsequent to the wind down of the business.  As such, a 50% - 75% net recovery rate has been estimated.

[F] Inventory:  A 20% - 30% recovery has been estimated for these limited inventory items held in a Canadian subsidiary, including spare parts such as gaskets, hoses and seals, given the stressed market conditions and assuming a liquidation auction.

[G] Property, Plant and Equipment:  Property, plant and equipment primarily consists of drilling rigs, drillships and related equipment.  It also consists of the upgrades, capitalized expenses and replacement parts (such as engines) on the rigs.  The Debtors’ equipment is primarily early vintage and is not readily marketable as operating equipment in the current market environment.  The low end recovery scenario assumes all Paragon rigs are scrapped (excluding Prospector 1 and Prospector 5, discussed below).  Based on current rig transportation costs to scrap yards and steel scrap rates, it is highly likely that scrapping would represent a negative cash flow event.  On the low end recovery, a $0 value per scrapped rig has been conservatively included.  On the high end recovery, it has been estimated that each rig, on average, could bring $1.75 million in net proceeds based on an optimistic case given prior market transactions for vintage equipment when oil prices were at higher levels.  Additionally, a 10-20% recovery has been estimated for certain rig equipment that could potentially be separated from the rig.

Prospector 1 and Prospector 5 rigs are leased from a third party under sale-leaseback transactions and are subject to the contractual rights under the lease agreements.  This liquidation analysis assumes that the Prospector 1 and Prospector 5 rigs will not be repurchased from the lessor given the risk that the Trustee would be taking on to use the Debtors’ cash to cover the significant lease obligation/damages in order to maintain the rigs and pursue an uncertain sales process in the current challenging market environment.  These assets will be used to satisfy the approximately $291 million in lease claims and no claims have been assumed to extend to Prospector 1 and Prospector 5’s remaining assets.  Excluding the Prospector assets, the net recovery on PP&E is 4% - 19%.
4

[H] Other Assets:  The table below provides a summary of the other asset balances and recoveries.

Other Assets Detail						
	Book	Recovery %		Proceeds		
($000's)		Value	Low	High	Low	High
Deferred Financing Costs	$	33,636	0%	0%	$ -	$ -
Other - Long Term Assets		27,541	0%	0%	-	-
Deferred Regulatory Inspection		14,564	0%	0%	-	-
Prepaid Refundable Deposits		10,543	100%	100%	10,543	10,543
Other Prepaid Expense		10,536	0%	0%	-	-
Deferred Costs - Other		9,333	0%	0%	-	-
Other - Long Term Contract Fair Values		8,541	0%	0%	-	-
Prepaid Insurance		7,958	75%	90%	5,969	7,162
Other Receivable - Long Term		7,214	50%	75%	3,607	5,411
Prepaid Expense - Mobilization/Demobilization		3,546	0%	0%	-	-
Long Term Prepaid Mob		2,699	0%	0%	-	-
Insurance Claims		763	50%	75%	382	572
Employee Advances		37	0%	0%	-	-
A/R - Employee Stock Compensation Taxes		(9)	0%	0%	-	-
AR - Other F C Revaluation Adjustment		(450)	0%	0%	-	-
Total Other	$	136,452	15%	17%	$ 20,500	$ 23,688

For each of the accounts above, an assessment was undertaken to determine if the accounts were comprised of assets with recoverable economic value.  Many of the “other assets” accounts shown above were comprised of assets recognized for accounting purposes to amortize past expenditures (e.g., debt issuance fees amortized over the length of the loan period).  While appropriate for GAAP based accounting, it was determined that these balances could not be sold or monetized under a liquidation scenario and accordingly, they were assigned a 0% recovery.

Prepaid refundable deposits were assumed to be fully refunded and assigned a 100% recovery.
Prepaid insurance is typically refundable and a 75% - 90% recovery was assigned to reflect the likelihood that the Debtors could recover these values net of collection and insurer risk mitigation efforts.
Insurance claims were examined and determined to have economic value, though collection is not assured.  A recovery rate of 50% - 75% has been assigned.

[I] Administrative Claims:  Includes estimated wind down costs of $14.0 million, severance costs in foreign entities and a 3% trustee fee on non-cash proceeds.  Wind down costs assume a two week period of full payroll subsequent to the Conversion Date and then 3 months at 20% of payroll as the Debtors’ employees complete necessary tasks and exit the company, as well as $3 million of legal expenses during this period.  Note that certain administrative employee related claims in Mexico may not be paid in full due to claim size relative to entity level asset base.  The claims have been estimated at the amount of assets available to pay such claims.

[J] Secured Claims – Revolver and Senior Term Loan:  The claim amount represents an estimate of the secured claims.  Secured claims include $87.3 million of letters of credit.  Recovery amounts include deficiency claim recoveries for amounts not covered by secured assets.  For purposes of the above analysis it has been assumed that intercompany receivables have not been specifically pledged, and thus, are not secured assets.  If it was assumed that the secured lenders had a security claim in intercompany assets, this would increase the secured recovery and decrease the unsecured recovery relative to the amounts presented herein.

5

[K] General Unsecured Claims - All Entities (excluding senior notes):  General unsecured claims are evaluated by Debtor and related entity and recovery rates for individual claims range from 0% to 100% depending on the specific entity and case in question.

[L] Senior Notes - General Unsecured Claims:  The claim amount represents an estimate of the senior notes claim.   Senior notes share recoveries ratably with other unsecured claims and the senior note and revolver deficiency claims.

6